Exhibit 10.27
Published CUSIP Number: 53079KAA8
REVOLVING CREDIT AGREEMENT
by and among
LIBERTY MUTUAL AGENCY CORPORATION
(FORMERLY LIH US P&C CORPORATION)
as Borrower
BANK OF AMERICA, N.A.,
as Administrative Agent, Fronting L/C Issuer and Several L/C Agent
and
The Several Lenders from Time to Time Parties Hereto
BANC OF AMERICA SECURITIES LLC
as Sole Lead Arranger and Sole Book Manager
Dated as of May 12, 2010

i

3.12	Ownership of the Borrower	44
3.13	Significant Insurance Subsidiaries	44
3.14	Purpose of Loans and L/C Credit Extensions	44

4.	CONDITIONS PRECEDENT	44
4.01	Conditions to Closing	44
4.02	Conditions to Occurrence of Availability Date	45
4.03	Conditions to Each Loan and L/C Credit Extension	46

5.	AFFIRMATIVE COVENANTS	47
5.01	Financial Statements	47
5.02	Notices; Other Information	49
5.03	Compliance with Laws and Contractual Obligations	49
5.04	Conduct of Business and Maintenance of Existence	49
5.05	Books and Records; Inspection Rights	49

6.	NEGATIVE COVENANTS	50
6.01	Minimum Consolidated Tangible Net Worth	50
6.02	Maximum Total Debt to Total Capitalization Ratio	50
6.03	Mergers, Sales of Property, etc.	50
6.04	Equal and Ratable Lien Protection	51
6.05	Subsidiary Debt	51
6.06	Restricted Payment	51

7.	EVENTS OF DEFAULT	51
7.01	Events of Default	51
7.02	Application of Funds	53

8.	ADMINISTRATIVE AGENT	54
8.01	Appointment and Authority	54
8.02	Rights as a Lender	54
8.03	Exculpatory Provisions	54
8.04	Reliance by Administrative Agent	55
8.05	Delegation of Duties	55
8.06	Resignation of Administrative Agent	55
8.07	Non-Reliance on Administrative Agent and Other Lenders	56
8.08	No Other Duties, Etc.	56
8.09	Administrative Agent May File Proofs of Claim	56

9.	MISCELLANEOUS	57
9.01	Amendments, Etc.	57
9.02	Notices; Effectiveness; Electronic Communication	58
9.03	No Waiver; Cumulative Remedies; Enforcement	59
9.04	Survival of Representations and Warranties	60
9.05	Expenses; Indemnity; Damage Waiver	60
9.06	Payments Set Aside	62
9.07	Successors and Assigns	62
9.08	Treatment of Certain Information; Confidentiality	66
9.09	Interest Rate Limitation	67
9.10	Counterparts; Integration; Effectiveness	67
9.11	Severability	68

9.12	Governing Law; Jurisdiction; Etc.	68
9.13	Waiver of Jury Trial	69
9.14	USA PATRIOT Act Notice	69
9.15	No Advisory or Fiduciary Responsibility	69

SCHEDULES
I	Commitments
II	Certain Addresses for Notices
III	Permitted Liens
IV	Significant Insurance Subsidiaries

EXHIBITS

A	Note
B	Competitive Bid Request
C	Invitation for Competitive Bids
D	Competitive Bid
E	Competitive Bid Accept/Reject Letter
F	Assignment and Assumption
G	Opinion of Helen E. McL. O’Rourke, Esq., Senior Corporate Counsel for the Borrower
H	Several Letter of Credit
I	Commitment Increase Request

REVOLVING CREDIT AGREEMENT
     REVOLVING CREDIT AGREEMENT, dated as of May 12, 2010 among LIBERTY MUTUAL AGENCY CORPORATION (formerly LIH US P&C Corporation), a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A. (“Bank of America”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as the Fronting L/C Issuer and the Several L/C Agent.
     The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
1. DEFINITIONS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Act” has the meaning specified in Section 9.14.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent Parties” has the meaning specified in Section 9.08.
     “Agreement” means this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.
     “Applicable Laws” means statutes and rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, and orders, requests, directives, judgments, determinations, decrees, instructions and notices of any Governmental Authority.
     “Applicable Margin” has the meaning specified in Subsection 2.09(e).
     “Applicable Quarter” means (a), if the Availability Date occurs at least fifty (50) days after the end of a fiscal quarter of the Borrower, such fiscal quarter, or (b), if the Availability Date occurs less than fifty (50) days after the end of a fiscal quarter of the Borrower, the fiscal quarter of the Borrower immediately preceding such fiscal quarter.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, acting as sole lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 9.07(b), and accepted by the Administrative Agent), in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower, which approvals shall not be unreasonably withheld or delayed.
     “Auto-Extension Letter of Credit” has the meaning specified in Subsection 2.04(b)(iv).
     “Availability Date” means the date selected by the Borrower on which each of the conditions precedent set forth in Section 4.02 shall have been satisfied, which date shall be on or before December 31, 2010 but in no event later than ten (10) Business Days after the completion of the Plan of Reorganization, as certified by the Borrower in the certificate delivered pursuant to Section 4.02(d).
     “Available Commitment” means, as to any Lender at any time, the excess, if any, of such Lender’s Commitment in effect at such time over (a) the Outstanding Amount at such time of all Revolving Credit Loans made by such Lender plus (b) the Outstanding Amount at such time of the rights and obligations of such Lender in all L/C Obligations, whether as an issuer or as a participant.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (c) the Eurodollar Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the first introductory paragraph of this Agreement.
     “Borrowing” means a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Boston, Massachusetts, New York, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.
     “Cash Collateralize” has the meaning specified in Subsection 2.04(g).

     “Closing Date” means the date on which each of the conditions precedent set forth in Section 4.01 shall have been satisfied.
     “Closing Fees” has the meaning specified in Section 2.22.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder and to issue Several Letters of Credit and purchase participations in Fronted Letters of Credit hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I, as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement.
     “Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments and the obligation of the Fronting L/C Issuer and the Lenders to make L/C Credit Extensions shall have expired or terminated, the percentage which the Outstanding Amount of such Lender’s Loans and rights and obligations in L/C Obligations, whether as an issuer or a participant, constitutes of the Outstanding Amount of all of the Loans and L/C Obligations). If any L/C Borrowing is made after the Commitments shall have expired or been terminated, the Commitment Percentage of each Lender of such L/C Borrowing shall be its Commitment Percentage in effect immediately prior to the expiration or termination of the Commitments, after giving effect to any assignments made pursuant hereto.
     “Commitment Period” means the period from and including the Closing Date to, but not including, the Termination Date or such earlier date on which the Commitments of the Lenders and the obligation of the Fronting L/C Issuer and the Lenders to make L/C Credit Extensions shall terminate as provided herein.
     “Competitive Bid” means an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.
     “Competitive Bid Accept/Reject Letter” means a notification made by the Borrower pursuant to Subsection 2.03(f) in the form of Exhibit E.
     “Competitive Bid Rate” means, as to any Competitive Bid made by a Lender pursuant to Section 2.03, (a) in the case of a Eurodollar Competitive Loan, the Eurodollar Rate plus (or minus) the Margin, and (b) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.
     “Competitive Bid Request” means a request made by the Borrower pursuant to Subsection 2.03(b) in the form of Exhibit B.
     “Competitive Borrowing” means a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.
     “Competitive Loan” means a Loan (which shall be a Eurodollar Competitive Loan or a Fixed Rate Loan) made by a Lender pursuant to the bidding procedure described in Section 2.03.
     “Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity on that date, determined in accordance with

GAAP but excluding the effects of FASB ASC 320, minus the amount of the goodwill and intangible assets item on the consolidated balance sheet of the Borrower and its Subsidiaries as of that date.
     “Contingent Obligation” means, in relation to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness for Borrowed Money of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation that such Indebtedness for Borrowed Money will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness for Borrowed Money will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations shall include any direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness for Borrowed Money of another Person.
     “Contractual Obligation” means, as to any Person, any provision of any Security issued by such Person or of any Instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Default” means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Default Rate” has the meaning specified in Subsection 2.09(f).
     “Defaulting Lender” means any Lender (or any entity that controls such Lender or its ability to fund hereunder, in the case of clause (d) below) that (a) has failed to fund any portion of any Loan or any portion of, or any participation in, a Letter of Credit required to be funded by it hereunder, unless such failure has been cured, (b) has otherwise failed to pay the Administrative Agent or any other Lender any other amount required to be paid by it when due hereunder, unless such payment is the subject of a good faith dispute or unless such failure has been cured, (c) has, in the good faith belief of the Administrative Agent, failed to fulfill its obligations to fund under one or more other syndicated credit facilities, unless such funding is the subject of a good faith dispute or such failure has been cured, (d) has been declared insolvent, become subject to any bankruptcy or similar insolvency proceeding or become subject to a cease or desist order or other legal restriction that materially impairs its ability to fulfill its obligations to fund hereunder, or (e) that has, for ten (10) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent (given in its discretion or at the request of the Borrower) after the Administrative Agent or the Borrower has a reasonable basis to believe such Lender will not comply with its funding obligations hereunder, that it will comply with its funding obligations hereunder.
     “Dollars” and “$” means dollars in lawful currency of the United States of America.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Fronting L/C Issuer and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or the Borrower’s Affiliates or Subsidiaries.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal or emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or any other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.
     “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
     “Eurodollar Competitive Loan” means any Competitive Loan bearing interest at an annual rate determined by reference to the Eurodollar Rate.
     “Eurodollar Loan” means any Eurodollar Competitive Loan or Eurodollar Revolving Credit Loan.
     “Eurodollar Rate” means,
     (a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted (assuming, in the case of a Eurodollar Competitive Loan, that Bank of America is the lender thereof) and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurodollar Reserve Rate” means, with respect to each day pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:
Eurodollar Rate
1.00 — Eurocurrency Reserve Requirements

     “Eurodollar Revolving Credit Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.
     “Event of Default” means any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Facility Fees” has the meaning specified in Section 2.10(a).
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated March 31, 2010, among the Borrower, Bank of America and Banc of America Securities LLC.
     “Financial Officer” means, with respect to any Person, the chief financial officer, the principal accounting officer, a financial vice president, the treasurer or an assistant treasurer of such Person.
     “Fixed Rate Borrowing” means a Borrowing comprised of Fixed Rate Loans.
     “Fixed Rate Loan” means any Competitive Loan bearing interest at a fixed percentage rate per annum specified by the Lender making such Loan in its Competitive Bid.
     “Fronted Letter of Credit” means any Letter of Credit which is issued by the Fronting L/C Issuer pursuant to Section 2.04.
     “Fronting L/C Issuer” means Bank of America in its capacity as the issuer of Fronted Letters of Credit, or any successor in such capacity.
     “Fund” means any Person (other than a natural person) that is (or will be) principally engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governing Documents” means, with respect to any Person, its certificate or articles of organization or incorporation, its by-laws and all shareholder agreements, voting trusts or other similar arrangements applicable to any shares of its capital stock.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any Insurance Regulatory Authority, and any court or arbitrator.

     “Granting Lender” has the meaning specified in Subsection 9.07(h).
     “Honor Date” has the meaning specified in Subsection 2.04(c)(i) and Subsection 2.04(c)(ii).
     “Hybrid Securities” means any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt security or other hybrid security issued by the Borrower or any of its Subsidiaries (or a trust or other entity formed by the Borrower or any of its Subsidiaries) that (a) is accorded at least some equity treatment by S&P at the time of issuance thereof, (b) if issued by the Borrower, is expressly subordinate in right of payment to the Obligations, and (c) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time prior to the date that is six months after the Termination Date.
     “Increase Effective Date” has the meaning specified in Subsection 2.19(d).
     “Indebtedness for Borrowed Money” means, as to any Person, all indebtedness, obligations and liabilities of such Person, whether direct or indirect, joint or several, matured or unmatured, liquidated or unliquidated, secured or unsecured, (a) in respect of any money borrowed by such Person, or (b) created or evidenced by any loan or credit agreement, promissory note, debenture, bond or other similar written obligation to pay money.
     “Information” has the meaning specified in Section 9.08.
     “Instrument” means any contract, agreement, indenture, mortgage or other document or writing (whether a formal agreement, letter or otherwise) under which any indebtedness, obligation or liability is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.
     “Insurance Regulatory Authorities” means, in relation to any particular jurisdiction, the insurance regulatory authorities, commissions, agencies, boards or other authorities of or in that jurisdiction, including, without limitation, the NAIC.
     “Intercompany Indebtedness” means, as to any Subsidiary of the Borrower, all Indebtedness for Borrowed Money of such Subsidiary owed to the Borrower or another Subsidiary of the Borrower.
     “Interest Payment Date” means (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and on the date such Loan is paid in full; (b) as to any Eurodollar Loan or Fixed Rate Loan, the last day of the Interest Period applicable thereto; and (c) as to any Eurodollar Loan or Fixed Rate Loan having an Interest Period longer than three (3) months or 90 days, as the case may be, each day which is three (3) months or 90 days, as the case may be, after the first day of the Interest Period applicable thereto; provided that, in addition to the foregoing, the Termination Date shall be deemed to be an “Interest Payment Date” with respect to all unpaid interest which is then accrued on any Loans or other Obligations hereunder as of such date.
     “Interest Period” means,
     (a) with respect to any Eurodollar Loan:
     (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; and
     (b) with respect to any Fixed Rate Loan, the period commencing on the borrowing date with respect to such Fixed Rate Loan and ending such number of days thereafter (which shall be not less than seven (7) days or more than 180 days after the date of such Borrowing) as selected by the Borrower in its Competitive Bid Request given with respect thereto;
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Interest Period pertaining to a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and
     (B) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     Notwithstanding anything to the contrary contained in this Agreement, no Interest Period shall be selected by the Borrower which ends on a date after the Termination Date.
     “Invitation for Competitive Bids” means an invitation made by the Borrower pursuant to Subsection 2.03(c) in the form of Exhibit C.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Borrower (or any Subsidiary) or in favor of the Fronting L/C Issuer or the Several L/C Agent, as applicable, and relating to any such Letter of Credit.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its Commitment Percentage (whether as an issuer or a participant) of any L/C Borrowing in accordance with its obligations hereunder.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required hereunder or refinanced as a Borrowing of Revolving Credit Loans.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof or increase of the amount thereof.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” and “Lenders” have the meanings specified in the first introductory paragraph of this Agreement.
     “Letter of Credit” means each standby letter of credit issued hereunder.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Fronting L/C Issuer or the Several L/C Agent, as applicable.
     “Letter of Credit Fee” has the meaning specified in Subsection 2.04(i).
     “Letter of Credit Sublimit” means an amount equal to $75,000,000 as such amount may be decreased or increased pursuant hereto. In the event the aggregate Commitments are increased pursuant to Section 2.19, if requested by the Borrower, the Letter of Credit Sublimit may also be increased in an amount equal to all or a portion of the amount of the increase in aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.
     “Level I Status” means the Status that exists at any date if, at such date, the Significant Insurance Subsidiaries have (a) a financial strength rating better than or equal to “A+” by S&P, or (b) a financial strength rating better than or equal to “A1” by Moody’s.
     “Level II Status” means the Status that exists at any date if, at such date, the Significant Insurance Subsidiaries have (a) a financial strength rating equal to “A” by S&P, or (b) a financial strength rating equal to “A2” by Moody’s.
     “Level III Status” means the Status that exists at any date if, at such date, the Significant Insurance Subsidiaries have (a) a financial strength rating equal to “A-” by S&P, or (b) a financial strength rating equal to “A3” by Moody’s.
     “Level IV Status” means the Status that exists at any date if, at such date, the Significant Insurance Subsidiaries have (a) a financial strength rating worse than “A-” by S&P, or (b) a financial strength rating worse than “A3” by Moody’s.
     “Liberty Mutual” means Liberty Mutual Insurance Company, a stock insurance company organized under the laws of the Commonwealth of Massachusetts.
     “Lien” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.
     “LMGI” means Liberty Mutual Group, Inc., a Massachusetts corporation.
     “LMHCI” means Liberty Mutual Holding Company Inc., a Massachusetts corporation.
     “Loan” means a Competitive Loan, a Revolving Credit Loan or a L/C Advance, as the context shall require; collectively, the “Loans.”

     “Loan Documents” means, collectively, this Agreement, the Notes, each Issuer Document, each Assignment and Assumption, and each other instrument executed and/or delivered pursuant to or in connection with any thereof.
     “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Majority Lenders” means, at any time, Lenders having Commitments representing at least 51% of the aggregate Commitments or, if the Commitments have expired or terminated or for purposes of acceleration pursuant to Section 7.01, Lenders holding Loans and interests in L/C Obligations (whether as issuers or as participants) representing at least 51% of the Outstanding Amount of all Loans and L/C Obligations outstanding; provided that the Commitment of, and the Loans and interests in L/C Obligations (whether as an issuer or a participant) held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
     “Margin” means, as to any Eurodollar Competitive Loan, the margin to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
     “Materially Adverse Effect” means, in relation to any event, occurrence or development of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding),
(a) a materially adverse effect on the business, Property, operations or condition, financial or otherwise, of (i) the Borrower, or (ii) the Borrower and its Significant Subsidiaries, taken as a whole;
(b) a materially adverse effect on the ability of the Borrower to perform any of its payment or other material Obligations under any of the Loan Documents to which it is a party or by which it is bound; or
(c) a material impairment of the validity or enforceability of any Loan Document or any material impairment of any of the material rights, remedies or benefits available to the Administrative Agent or the Lenders under any Loan Document.
     “Materials” has the meaning specified in Section 9.08.
     “Maximum Rate” has the meaning specified in Section 9.09.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “NAIC” means the National Association of Insurance Commissioners.
     “Non-Excluded Taxes” has the meaning specified in Subsection 2.16(a).
     “Non-Extension Notice Date” has the meaning specified in Subsection 2.04(b)(iv).
     “Note” has the meaning specified in Subsection 2.08(b) and shall also mean and refer to all other promissory notes accepted from time to time in substitution therefor, replacement or renewal thereof or refunding thereof.
     “Obligations” means collectively, all of the indebtedness, obligations and liabilities existing on the date of this Agreement or arising from time to time thereafter, whether direct or indirect, joint or several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise (including, without limitation, all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. 362(a)), of the Borrower to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any of the Lenders (a) in respect of any of the Loans made or to be made to the Borrower by the Lenders pursuant to this Agreement or any L/C Credit Extensions made or to be made to the Borrower by the Fronting L/C Issuer, the Several L/C Agent or any of the Lenders pursuant to this Agreement, or (b) under or in respect of any one or more of the Loan Documents.
     “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement by the Borrower of any Unreimbursed Amount.
     “Participant” has the meaning specified in Subsection 9.07(d).
     “Permitted Liens” means any of the following Liens:
(a) Liens on Property of the Borrower or any of its Subsidiaries that are in existence on the date of this Agreement and described on Schedule III;
(b) Liens to secure taxes, assessments, levies or other governmental charges imposed upon the Borrower or any of its Subsidiaries, and Liens to secure claims against the Borrower or any of its Subsidiaries for labor, materials or supplies;
(c) deposits or pledges made by the Borrower or any of its Subsidiaries in the ordinary course of its business (i) in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) to secure the performance of bids, tenders, statutory obligations, leases or contracts (other than contracts relating to borrowed money), or (iii) to secure surety, appeal, indemnity or performance bonds, in each case in the ordinary course of its business;
(d) Liens in respect of judgments or awards against the Borrower or any of its Subsidiaries;
(e) Liens of carriers, warehousemen, mechanics, landlords or materialmen incurred in the ordinary course of the business of the Borrower or any of its Subsidiaries;
(f) easements, rights-of-way, zoning and other similar restrictions and other similar encumbrances or title defects;
(g) Liens created by the Borrower or any of its Subsidiaries to secure the payment of the cost of Property acquired, constructed or improved by it after the date of this Agreement and which Liens are created substantially contemporaneously with or within 360 days after the acquisition, construction or improvement of the Property subject thereto (all Liens of the type described in this clause (g) being hereinafter called “Purchase Money Liens”); provided, however, that:

     (i) any Property subject to any such Purchase Money Lien created by the Borrower or any of its Subsidiaries used or to be used in the ordinary course of its business; and
     (ii) no such Purchase Money Lien on any such Property shall extend to or cover any other Property;
(h) extensions, renewals and replacements of Liens described in clauses (a) and (g) of this definition, provided, that each such extension, renewal or replacement Lien is limited to the Property covered by the Lien so extended, renewed or replaced and does not secure any indebtedness that is different from or in excess of that secured immediately prior to such extension, renewal or replacement;
(i) Liens on Property of the Borrower or any of its Subsidiaries created in connection with the conduct in the ordinary course of its investment business;
(j) Liens on Property of any Subsidiary of the Borrower that is an insurance company created in connection with policies or contracts of insurance, funding agreements, or other similar agreements or contracts entered into in connection with the conduct in the ordinary course of its insurance business;
(k) Liens, not otherwise permitted by any of the other clauses of this definition, on any Property of the Borrower or any of its Subsidiaries securing the payment or performance of any indebtedness, obligations or liabilities of any Person or Persons other than any Indebtedness for Borrowed Money or Contingent Obligations of the Borrower or any of its Subsidiaries;
(l) Liens, not otherwise permitted by any of the other clauses of this definition, on any Property of the Borrower or any of its Subsidiaries securing the payment and performance of any Indebtedness for Borrowed Money or Contingent Obligations of the Borrower or any of its Subsidiaries; provided, however, that the aggregate principal amount of all of the Indebtedness for Borrowed Money or Contingent Obligations secured thereby shall not at any time exceed $500,000,000; and
(m) Liens, not otherwise permitted by any of the other clauses of this definition, on any Property of the Borrower or any of its Subsidiaries securing the payment and performance of any Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries owing to the Federal Home Loan Bank of Boston; provided, however, that the aggregate principal amount of all of the Indebtedness for Borrowed Money secured thereby shall not at any time exceed $1,000,000,000.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan of Reorganization” means any or all of the following possible transactions contemplated to be completed by the Borrower as of the date of this Agreement, as reflected in the pro forma unaudited financial statements of the Borrower as of December 31, 2009 delivered to the Administrative Agent and the Lenders prior to the date of this Agreement: (a) the dividend of Summit Holdings Southeast, Inc. from Peerless Insurance Company to Liberty Mutual; (b) the transfer of 100% of the stock of Ohio Casualty Corporation to the Borrower, (c) the execution and delivery (or continuing existence) of one or more intercompany notes payable by the Borrower to Liberty Mutual and/or Liberty Insurance Holdings, Inc.

and having an aggregate principal balance of approximately $1,350,000,000 and (d) dividends from insurance company Subsidiaries of the Borrower.
     “Platform” has the meaning specified in Section 9.08.
     “Pricing Increase Period” means, with respect to the calculation of the Applicable Margin or the rate at which the Facility Fees accrue, any period of time beginning on (a) the first Business Day immediately following the date the Borrower delivers a Compliance Certificate pursuant to Section 5.01(e) showing a Total Debt to Total Capitalization Ratio as of the end of the immediately preceding fiscal quarter in excess of .25 to 1:00; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, such Total Debt to Total Capitalization Ratio shall be deemed to exist on the date the Borrower was required to deliver such Compliance Certificate in accordance with such Section, and ending on (b) the first Business Day immediately following the date the Borrower delivers a Compliance Certificate pursuant to Section 5.01(e) showing a Total Debt to Total Capitalization Ratio as of the end of the immediately preceding fiscal quarter equal to or less than .25 to 1:00. Notwithstanding anything to the contrary contained in this definition, the calculation of the Applicable Margin or the rate at which the Facility Fees accrue shall be subject to the provisions of Section 2.11(c).
     “Pro Forma Financials” has the meaning specified in Section 4.02(e).
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Public Lender” has the meaning specified in Section 9.08.
     “Register” has the meaning specified in Subsection 9.07(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Requirement of Law” means, as to any Person, any Applicable Law binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any of its Subsidiaries, or on account of any return of capital to the stockholders of the Borrower or any of its Subsidiaries.
     “Revolving Credit Loans” has the meaning specified in Section 2.01.
     “S&P” means Standard & Poor’s Ratings Group and its successors.
     “SAP” means, in relation to any insurance company, the statutory reporting practices prescribed or permitted by the insurance laws or regulations of Insurance Regulatory Authorities in the jurisdiction of the incorporation of such insurance company for the preparation of annual statements or other financial reports by insurance corporations of the same type as such insurance company and which are applicable at the date in question.
     “Securities” means capital stock, partnership interests, voting trust certificates, bonds, debentures, notes or other evidences of Indebtedness for Borrowed Money, secured or unsecured, convertible, subordinated or otherwise.

     “Several L/C Agent” means Bank of America, in its capacity as agent and attorney-in-fact for the Lenders in issuing Several Letters of Credit, or any successor in such capacity. The Several L/C Agent shall have no obligation to honor any draft under a Several Letter of Credit (except as a Lender), except to the extent of funds received from the Lenders.
     “Several Letter of Credit” means any Letter of Credit issued severally by the Lenders substantially in the form of Exhibit H, with such changes thereto as the Several L/C Agent determines are acceptable to it and are not adverse to any Lender.
     “Significant Insurance Subsidiary” means any Significant Subsidiary that is authorized or admitted by an Insurance Regulatory Authority to carry on or transact one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.
     “Significant Subsidiary” means at any time any Subsidiary of the Borrower the assets of which as at such time exceed twelve and one-half percent (12.5%) of the consolidated assets of the Borrower as reflected on the most recent financial statements of the Borrower delivered to the Lenders pursuant to Section 3.01 or 5.01.
     “SPC” has the meaning specified in Subsection 9.07(h).
     “Status” means, as to the Significant Insurance Subsidiaries, the existence of Level I Status, Level II Status, Level III Status, or Level IV Status, as the case may be; provided that if there exists any difference among the ratings of the Significant Insurance Subsidiaries, the Status that corresponds to the ratings of the lowest rated Significant Insurance Subsidiary shall in all cases be used; and provided further that if the Significant Insurance Subsidiaries’ financial strength rating by S&P and financial strength rating by Moody’s are not within the same level, (a) the Status that corresponds to the higher rating shall be deemed to exist if such ratings are split by one Level and (b) the Status that is one Level above (Level I being the highest Level and Level IV being the lowest Level) the Status that corresponds to the lower rating shall be deemed to exist if such ratings are split by more than one Level. For example, (i) if the Significant Insurance Subsidiaries’ financial strength rating is “A” by S&P and the Significant Insurance Subsidiaries’ financial strength rating is “A3” by Moody’s, Level II Status shall be deemed to exist, (ii) if the Significant Insurance Subsidiaries’ financial strength rating is “A+” by S&P and the Significant Insurance Subsidiaries’ financial strength rating is “A3” by Moody’s, Level II Status shall be deemed to exist, and (iii) if the Significant Insurance Subsidiaries’ financial strength rating is “A+” by S&P and the Significant Insurance Subsidiaries’ financial strength rating is worse than “A3” by Moody’s, Level III Status shall be deemed to exist.
     “Subsidiary” means, as to any Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.
     “Termination Date” means the earlier of (a) the third anniversary of the Availability Date and (b) the date on which the Commitments of the Lenders otherwise terminate in accordance with this Agreement.
     “Ticking Fees” has the meaning specified in Section 2.10(b).
     “Total Debt to Total Capitalization Ratio” means the ratio of (a) all indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP to (b) the sum of

(i) clause (a) of this definition; plus (ii) the shareholder’s equity of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP but excluding the effects of FASB ASC 320.
     “Type” means, as to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
     “Unreimbursed Amount” has the meaning specified in Subsection 2.04(c)(i) and Subsection 2.04(c)(ii).
     1.02 Use of Defined Terms. Terms for which meanings are provided in this Agreement shall, unless otherwise defined or the context otherwise requires, have such meanings when used in the Notes, each of the other Loan Documents and each notice or other communication delivered from time to time in connection with this Agreement or pursuant hereto.
     1.03 Cross-References. Unless otherwise specified, references in this Agreement or in any of the other Loan Documents to any Section or Subsection are references to such Section or Subsection of this Agreement or such other Loan Document, as the case may be, and unless otherwise specified, references in any Section, Subsection, or definition to any paragraph or clause are references to such paragraph or clause of such Section, Subsection or definition.
     1.04 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with, in the case of each insurance Subsidiary of the Borrower, SAP, and, in the case of the Borrower and each non-insurance Subsidiary of the Borrower, GAAP.
     1.05 General Provisions Relating to Definitions and Other Provisions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “including” means including, without limiting the generality of any description preceding such term. Each reference herein to any Person shall include a reference to such Person’s successors and permitted assigns. References to any Instrument defined in this Agreement refer to such Instrument as originally executed or, if subsequently amended or supplemented from time to time, as so amended or supplemented and in effect at the relevant time of reference thereto.
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
2. AMOUNT AND TERMS OF THE FACILITIES
     2.01 Revolving Credit Commitments.
     (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Commitment Period (but on or after the Availability Date) in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment, minus such

Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations. During the Commitment Period (but on or after the Availability Date), the Borrower may use the Commitments by borrowing, repaying, prepaying in whole or in part and reborrowing Revolving Credit Loans, all in accordance with the terms and conditions hereof. Each Lender shall be obligated to make Revolving Credit Loans equal (in each case) to its Commitment Percentage of the amount of each Borrowing of Revolving Credit Loans. Subject always to the provisions of the next sentence hereof, a Lender’s Commitment to lend Revolving Credit Loans shall not be reduced or otherwise affected by its obligation to make any Competitive Loans or its participation in any Competitive Borrowings or L/C Obligations. Notwithstanding anything to the contrary contained in this Agreement, in no event (after giving effect to the making of any Borrowing and to the use of proceeds of any Borrowing) shall:
     (x) the amount of any Lender’s Commitment Percentage of a Borrowing of Revolving Credit Loans exceed such Lender’s Available Commitment at the time of such Borrowing, or
     (y) the aggregate principal amount of Revolving Credit Loans, Competitive Loans and L/C Obligations at any one time outstanding exceed the aggregate Commitments then in effect of all Lenders.
     (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.06; provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one (1) month prior to the Termination Date.
     2.02 Procedure for Revolving Credit Borrowing. The Borrower may borrow Revolving Credit Loans under the Commitments on any Business Day on or after the Availability Date and through the Commitment Period; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M., Boston time, (a) three (3) Business Days prior to the requested borrowing date, if all or any part of the requested Revolving Credit Loans are to be Eurodollar Loans, or (b) on the requested borrowing date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested borrowing date, (iii) whether the Borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof, and (iv) if the Borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each Borrowing under the Commitments shall be in an amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall make the amount of its pro rata share (determined in accordance with its Commitment Percentage) of each Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 1:00 P.M., Boston time, on the borrowing date requested by the Borrower in funds immediately available to the Administrative Agent. Such Borrowing will then immediately be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
     2.03 Competitive Borrowings.
     (a) Competitive Bid Option. In addition to the Revolving Credit Loans which may be made available pursuant to Section 2.01, the Borrower may, as set forth in this Section 2.03, request the Lenders to make offers to make Competitive Loans to the Borrower on or after the

Availability Date and during the Commitment Period. The Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03.
     (b) Competitive Bid Request. When the Borrower wishes to request offers to make Competitive Loans under this Section 2.03, it shall transmit to the Administrative Agent a Competitive Bid Request to be received no later than 12:00 P.M. (Boston time) on (x) the fourth Business Day prior to the date of Borrowing proposed therein, in the case of a Borrowing of Eurodollar Competitive Loans, or (y) the Business Day immediately preceding the date of Borrowing proposed therein, in the case of a Fixed Rate Borrowing, specifying:
     (i) the proposed date of Borrowing, which shall be a Business Day,
     (ii) the aggregate principal amount of such Borrowing, which shall be $5,000,000 or a multiple of $1,000,000 in excess thereof,
     (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period contained in Section 1.01, and
     (iv) whether the Borrowing then being requested is to be of Eurodollar Competitive Loans or Fixed Rate Loans.
A Competitive Bid Request that does not conform substantially to the format of Exhibit B may be rejected by the Administrative Agent in its sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection. The Borrower may request offers to make Competitive Loans for more than one Interest Period in a single Competitive Bid Request.
     (c) Invitation for Competitive Bids. Promptly after its receipt of a Competitive Bid Request (but, in any event, no later than 4:00 P.M., Boston time, on the date of such receipt) conforming to and received in compliance with the requirements of Subsection 2.03(b), the Administrative Agent shall send to each of the Lenders an Invitation for Competitive Bids which shall constitute an invitation by the Borrower to each such Lender to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.
     (d) Submission and Contents of Competitive Bids.
     (i) Each Lender to which an Invitation for Competitive Bids is sent may submit a Competitive Bid containing an offer or offers to make Competitive Loans in response to such Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this Subsection 2.03(d) and must be submitted to the Administrative Agent at the Administrative Agent’s Office not later than (x) 10:30 A.M. (Boston time) on the third Business Day prior to the proposed date of Borrowing, in the case of a Borrowing of Eurodollar Competitive Loans, or (y) 10:30 A.M. (Boston time) on the date of the proposed Borrowing, in the case of a Fixed Rate Borrowing; provided that any Competitive Bid submitted by the Administrative Agent in the capacity of a Lender may only be submitted if the Administrative Agent submits such Competitive Bid not later than fifteen minutes prior to the deadline for the other Lenders. A Competitive Bid submitted by a Lender pursuant to this Subsection 2.03(d) shall be irrevocable.
     (ii) Each Competitive Bid shall be in or substantially in the form of Exhibit D and shall specify:

     (A) the date of the proposed Borrowing,
     (B) the principal amount of the Competitive Loan for which each such offer is being made, which principal amount (w) may be greater than, equal to or less than the Commitment of the quoting Lender, (x) must be in a minimum principal amount of $5,000,000 or a multiple of $1,000,000 in excess thereof, (y) may not exceed the principal amount of Competitive Loans for which offers were requested, and (z) may be subject to a limitation as to the maximum aggregate principal amount of Competitive Loans for which offers being made by such quoting Lender may be accepted,
     (C) in the case of a Borrowing of Eurodollar Competitive Loans, the Margin offered for each such Competitive Loan, expressed as a percentage (specified in increments of 1/10,000th of 1%) to be added to or subtracted from the applicable Eurodollar Rate,
     (D) in the case of a Fixed Rate Borrowing, the rate of interest per annum (specified in increments of 1/10,000th of 1%) offered for each such Competitive Loan, and
     (E) the identity of the quoting Lender.
     (iii) A Competitive Bid may set forth up to five (5) separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bids. Any Competitive Bid may be disregarded by the Administrative Agent if the Administrative Agent determines that it: (1) is not substantially in the form of Exhibit D or does not specify all of the information required by Subsection 2.03(d)(ii); (2) contains qualifying, conditional or similar language (except for a limitation on the maximum aggregate principal amount which may be accepted); (3) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids, or (4) arrives after the time set forth in Subsection 2.03(d)(i).
     (e) Notice to the Borrower. The Administrative Agent shall promptly (and, in any event, not later than one (1) hour after the deadline for the submission of Competitive Bids pursuant to Subsection 2.03(d)) notify the Borrower, by telecopy, of all the Competitive Bids made (including all disregarded bids), the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids (including all disregarded bids) to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.
     (f) Acceptance and Notice by the Borrower. The Borrower may in its sole discretion, subject only to the provisions of this Subsection 2.03(f), accept or reject any Competitive Bid (other than any disregarded bid) referred to in Subsection 2.03(e). The Borrower shall notify the Administrative Agent by telephone, confirmed immediately thereafter by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it wishes to accept any or all of the bids referred to in Subsection 2.03(e) not later than one (1) hour after the Administrative Agent notifies the Borrower of all the Competitive Bids that have been made pursuant to Subsection 2.03(e); provided that:
     (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in Subsection 2.03(e);

     (ii) the aggregate principal amount of the Competitive Bids accepted by the Borrower may not exceed the lesser of (A) the aggregate principal amount set forth in the related Competitive Bid Request, and (B) the excess, if any, of the aggregate Commitments of all Lenders then in effect over the Outstanding Amount of all Loans and L/C Obligations immediately prior to the making of such Competitive Loans (and after giving effect to the use of proceeds thereof),
     (iii) the principal amount of each Competitive Borrowing must be $5,000,000 or a multiple of $1,000,000 in excess thereof,
     (iv) unless there are any limitations contained in a quoting Lender’s Competitive Bid, the Borrower may not accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject any portion of a bid made at a lower Competitive Bid Rate for the same Interest Period, and
     (v) the Borrower may not accept any Competitive Bid that is disregarded by the Administrative Agent pursuant to Subsection 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
A notice given by the Borrower pursuant to this Subsection 2.03(f) shall be irrevocable.
     (g) Allocation by the Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Rates for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in integral multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.
     (h) Notification of Acceptance. The Administrative Agent shall promptly (and, in any event, not later than one (1) hour after the acceptance or rejection by the Borrower of Competitive Bids pursuant to Subsection 2.03(f)) notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted on the date of the requested Borrowing.
     2.04 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the Fronting L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Availability Date until the Termination Date, to issue Fronted Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend or extend Fronted Letters of Credit previously issued by it, and (2) to honor drawings under the Fronted Letters of Credit; (B) each Lender severally agrees, through the Several L/C Agent, (1) from time to time on any Business Day during the period from the Availability Date until the Termination Date, to issue Several Letters of Credit for the account of the Borrower or any of its Subsidiaries in such Lender’s Commitment Percentage of such aggregate stated amounts of Several Letters of Credit, and to amend or extend Several Letters of Credit previously issued by it, and (2) to honor drawings under the Several Letters of Credit; and

(C) the Lenders severally agree to participate in Fronted Letters of Credit issued for the account of the Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension, (x) the sum of the Outstanding Amount of the Loans plus the Outstanding Amount of the L/C Obligations shall not exceed the aggregate Commitments, (y) the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance, extension or increase of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions thereto set forth in this Agreement. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period from the Availability Date until the Termination Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) Neither the Fronting L/C Issuer nor the Several L/C Agent, as applicable, shall issue any Letter of Credit, if:
     (A) subject to Subsection 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Termination Date, unless all the Lenders have approved such expiry date.
     (iii) Neither the Fronting L/C Issuer, the Several L/C Agent, nor any Lender, as applicable, shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, from issuing such Letter of Credit, or any Law applicable to the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, shall prohibit, or request that the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, in good faith deems material to it.
     (B) the issuance of such Letter of Credit would violate one or more policies of the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, applicable to Letters of Credit generally, so long as such policies are consistently applied by the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, to its customers and to letters of credit issued by it, such policies are not unusual to similarly situated financial institutions and such policies are not contrary to the express contractual obligations of the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, under this Agreement;
     (C) such Letter of Credit is a Fronted Letter of Credit, and any Lender is at such time a Defaulting Lender hereunder, unless the Fronting L/C Issuer has entered into arrangements satisfactory to it in its sole discretion (including, without limitation, the provision of cash collateral) with the Borrower or such Defaulting Lender to eliminate the Fronting L/C Issuer’s risk with respect to such Defaulting Lender as to such Letter of Credit and any other then-outstanding Fronted Letters of Credit;
     (D) except as otherwise agreed by the Administrative Agent and the Fronting L/C Issuer, a Fronted Letter of Credit is in an initial stated amount less than $100,000, or, except as otherwise agreed by the Administrative Agent and the Several L/C Agent, a Several Letter of Credit is in an initial stated amount less than $250,000;
     (E) after giving effect to the issuance of such Letter of Credit, more than 30 Letters of Credit would be outstanding; or
     (F) such Letter of Credit is to be denominated in a currency other than Dollars.
     (iv) Neither the Fronting L/C Issuer nor the Several L/C Agent, as applicable, shall amend any Letter of Credit if it would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) Neither the Fronting L/C Issuer nor the Several L/C Agent shall be under any obligation to amend any Letter of Credit if (A) it would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each of the Fronting L/C Issuer and the Several L/C Agent shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 8 with respect to any acts taken or omissions suffered by either in connection with such Letters of Credit and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 8 included the Fronting L/C Issuer and the Several L/C Agent with respect to such acts or omissions, and (B) as additionally provided herein with respect to each.
     (vii) Each Lender shall promptly notify the Administrative Agent and the Several L/C Agent upon becoming aware of any event or circumstance that would relieve it of its obligation to issue a Several Letter of Credit pursuant to Section 2.04(a)(iii)(A) or (B), and of its election not to issue a Several Letter of Credit as a result of such event or circumstance. If the Administrative Agent and the Several L/C Agent are so notified that one or more Lenders are not obligated to issue a Several Letter of Credit as the result of an event or circumstance described in Section 2.04(a)(iii)(A) or (B), and of such Lender’s or Lenders’ election not to issue a Several Letter of Credit as a result of such event or circumstance, such Several Letter of Credit shall be issued as a Several Letter of Credit by those Lenders that are obligated to issue such Several Letter of Credit, and Bank of America (so long as it is the Fronting L/C Issuer and is not relieved of its obligation to issue such Several Letter of Credit pursuant to Section 2.04(a)(iii)(A) or (B)) agrees to issue such Several Letter of Credit in an amount equal to its Commitment Percentage of such Letter of Credit plus, on a fronted basis, the Commitment Percentage(s) of such Several Letter of Credit of the Lender or Lenders that are not obligated to issue such Several Letter of Credit pursuant to Section 2.04(a)(iii)(A) or (B), and, to the extent that such Several Letter of Credit is so issued by Bank of America on a fronted basis on behalf of another Lender or Lenders, such Letter of Credit shall be deemed to be a Fronted Letter of Credit and Bank of America shall be deemed to be the Fronting L/C Issuer hereunder for the purpose of determining the rights and obligations of the Borrower, Bank of America and such Lender or Lenders in respect of such Letter of Credit. In the absence of receipt by the Administrative Agent and the Several L/C Agent of such notice by a Lender of an event or circumstance that would relieve such Lender of its obligation to issue a Several Letter of Credit pursuant to Section 2.04(a)(iii)(A) or (B), it shall be conclusively presumed by the Administrative Agent and the Several L/C Issuer that such Lender is not relieved of its obligation to issue such Several Letter of Credit.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to (x) the Fronting L/C Issuer, in the case of Fronted Letters of Credit or (y) the Several L/C Agent, in the case of Several Letters of Credit (with a copy in each case to the Administrative Agent, which shall notify the Lenders thereof in the case of a Several Letter of Credit) by hard copy or electronically in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of the Borrower. Such Letter of Credit Application must be received by the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Administrative Agent (i) not later than 11:00 A.M., Boston time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Fronted Letter of Credit, and (ii) not later than 11:00 a.m., Boston time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Several Letter of Credit (or, in each case, such later date and time as the Administrative Agent and the Fronting L/C Issuer or the Several L/C Agent, as applicable, may agree in a particular instance in its sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Fronting L/C Issuer or the Several L/C Agent, as applicable: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name of the account party to be shown thereon, if other than the Borrower; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) whether such Letter of Credit is to be issued as a Fronted Letter of Credit or a Several Letter of Credit; and (I) such other matters as the Fronting L/C Issuer or the Several L/C Agent, as applicable, may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Fronting L/C Issuer or the Several L/C Agent, as applicable, (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Fronting L/C Issuer or the Several L/C Agent, as applicable, may reasonably require. Additionally, the Borrower shall furnish to the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Fronting L/C Issuer or the Several L/C Agent, as applicable, or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the Fronting L/C Issuer or the Several L/C Agent, as applicable, will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Fronting L/C Issuer or the Several L/C Agent, as applicable, will provide the Administrative Agent with a copy thereof. Unless the Fronting L/C Issuer or the Several L/C Agent, as applicable, has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that such Letter of Credit may not be issued hereunder or that one or more applicable conditions contained in Section 4.03 shall not then be satisfied, then, subject to the terms and conditions hereof, the Fronting L/C Issuer or the Several L/C Agent, as applicable, shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or any of its Subsidiaries) or enter into the applicable amendment, as the case may be, in each case in accordance with such Fronting L/C Issuer’s or Several L/C Agent’s, as applicable, usual and customary business practices. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Fronting L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Fronted Letter of Credit.
     (iii) The Several L/C Agent is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender. The Several L/C Agent shall use the Commitment Percentage of each Lender as its “Commitment Share” (or equivalent term) under each Several Letter of Credit. The Several L/C Agent is hereby authorized to amend any Several Letter of Credit to change the “Commitment Share” (or equivalent term) of a Lender or add or delete a Lender liable thereunder in connection with an assignment, a change in the Lenders and/or the Commitment Percentages as a result of any increase in total Commitments pursuant to Section 2.19 or any other addition or replacement of a Lender in accordance with the terms of this Agreement. Each Lender hereby irrevocably constitutes and appoints the Several L/C Agent its true and lawful attorney-in-fact for and on behalf of such Lender in the name of the Several L/C Agent (as provided in the form of Several Letter of Credit attached hereto as Exhibit H) for the limited purpose of issuing, executing and delivering, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and carrying out the purposes of this Section 2.04 with respect to Several Letters of Credit.
     (iv) If the Borrower so requests in any applicable Letter of Credit Application, the Fronting L/C Issuer or the Several L/C Agent, as applicable, may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Fronting L/C Issuer or the Several L/C Agent, as applicable, to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Fronting L/C Issuer or the Several L/C Agent, as applicable, the Borrower shall not be required to make a specific request to the Fronting L/C Issuer or Several L/C Agent, as applicable, for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Fronting L/C Issuer or the Several L/C Agent, as applicable, to permit the extension of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that the Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not permit any such extension if (A) the Fronting L/C Issuer or Several L/C Agent, as applicable, has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Subsection 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing the Fronting L/C Issuer or Several L/C Agent, as applicable, not to permit such extension.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Fronting L/C Issuer or the Several L/C Agent, as applicable, will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Letters of Credit and Participations.
     (i) Upon receipt from the beneficiary of any Fronted Letter of Credit of a drawing under such Fronted Letter of Credit, the Fronting L/C Issuer shall notify the Borrower and the Administrative Agent of such drawing and of the date (an “Honor Date”) on which the Fronting L/C Issuer intends to make payment under such Fronted Letter of Credit. If such notification is given before 9:00 A.M., Boston time, on the Honor Date, the Borrower shall, not later than 3:00 P.M., Boston time, on such Honor Date, reimburse the Fronting L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such notification is given after 9:00 A.M., Boston time, on the Honor Date, the Borrower shall, not later than 11:00 A.M., Boston time, on the Business Day immediately following such Honor Date, reimburse the Fronting L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing plus interest thereon from the Honor Date to the date of such reimbursement at a per annum rate equal to the Base Rate. If the Borrower fails to so reimburse the Fronting L/C Issuer by the applicable time on the applicable date, as set forth in the two immediately preceding sentences, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Credit Loans consisting of Base Rate Loans to be disbursed on the Honor Date or the Business Day immediately following such Honor Date, as applicable, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a notice of Borrowing). Any notice given by the Fronting L/C Issuer or the Administrative Agent pursuant to this Subsection 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Upon receipt from the beneficiary of any Several Letter of Credit of a drawing under such Several Letter of Credit, the Several L/C Agent shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall in turn notify the Lenders) of such drawing and of the date (also an “Honor Date”) on which the Several L/C Agent intends to make payment under such Several Letter of Credit, which notices shall be given at least one (1) Business Day before the Honor Date. Not later than 10:00 A.M. Boston time on the Honor Date, and without further notice or demand by the Several L/C Agent or the Administrative Agent, each Lender shall pay to the Several L/C Agent through the Administrative Agent its Commitment Percentage of the amount of such drawing, and not later than 12:00 P.M. Boston time on the Honor Date, and without further notice or demand by the Several L/C Agent or the

Administrative Agent, the Borrower shall reimburse the Lenders through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lenders by such time, the Borrower shall be deemed to have requested a Borrowing of Revolving Credit Loans consisting of Base Rate Loans to be disbursed on such Honor Date in an amount equal to the unreimbursed drawing (also, an “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, or the time by which a notice of Borrowing of Base Rate Loans must be sent, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a notice of Borrowing). Any notice given by the Several L/C Agent or the Administrative Agent pursuant to this Subsection 2.04(c)(ii) may be given by telephone if immediately confirmed in writing; provided that the lack of such immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (iii) Each Lender shall upon any notice pursuant to Subsection 2.04(c)(i) make funds available to the Administrative Agent for the account of the Fronting L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 P.M., Boston time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Subsection 2.04(c)(v), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan consisting of a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Fronting L/C Issuer.
     (iv) Each Lender shall upon any notice pursuant to Subsection 2.04(c)(ii) make funds available to the Administrative Agent by the time specified in such Subsection.
     (v) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Credit Loans consisting of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Fronting L/C Issuer or the Lenders, as applicable, a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable without further demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Fronting L/C Issuer pursuant to Subsection 2.04(c)(iii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04, and such Lender’s payment to the Administrative Agent pursuant to Subsection 2.04(c)(iv) shall be deemed to constitute a L/C Advance from such Lender to the Borrower.
     (vi) Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Subsection 2.04(c) to reimburse the Fronting L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Fronting L/C Issuer.
     (vii) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to (x) reimburse the Fronting L/C Issuer, in the case of Fronted Letters of Credit or (y) provide the Several L/C Agent with funds in an amount equal to its several obligation, in the case of Several Letters of Credit, for amounts drawn under Letters of Credit, as contemplated by this Subsection 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Fronting L/C Issuer or the Several L/C Agent, as applicable, the Administrative Agent, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Subsection 2.04(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a notice of Borrowing). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the amount of any payment made by the Fronting L/C Issuer or the Lenders, as applicable, under any Letter of Credit, together with interest as provided herein.
     (viii) If any Lender fails to make available to the Administrative Agent for the account of the Fronting L/C Issuer or the Several L/C Agent, as applicable, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Subsection 2.04(c) by the time specified in this Subsection 2.04(c), the Fronting L/C Issuer or the Several L/C Agent (to the extent that it may, in its sole discretion, have made payment under a Several Letter of Credit for the account of a Lender that has not so paid), as applicable, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting L/C Issuer or the Several L/C Agent, as applicable, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Fronting L/C Issuer or the Several L/C Agent, as applicable, in accordance with banking industry rules on interbank compensation. A certificate of the Fronting L/C Issuer or the Several L/C Agent, as applicable, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.
(d) Repayment of Participations.
     (i) If at any time after the Fronting L/C Issuer or the Several L/C Agent, as applicable, has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Subsection 2.04(c), the Administrative Agent receives for the account of the Fronting L/C Issuer or the Lenders, as applicable, any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment made by the Administrative Agent to the Lenders pursuant to Subsection 2.04(d)(i) is required to be returned under any of the circumstances described in Section 9.06 (including pursuant to any settlement), each Lender shall pay to the Administrative Agent its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Fronting L/C Issuer, the Several L/C Agent, any Lender, the Administrative Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or conservatorship; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Fronting L/C Issuer or the Several L/C Agent, as applicable. The Borrower shall be conclusively deemed to have waived any such claim against the Fronting L/C Issuer or the Several L/C Agent, as applicable, and its correspondents unless such notice is given as aforesaid.
     (f) Role of the Fronting L/C Issuer and Several L/C Agent. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, neither the Fronting L/C Issuer nor the Several L/C Agent, as applicable, shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Fronting L/C Issuer, the Several L/C Agent, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Fronting L/C Issuer, the Several L/C Agent, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the Fronting L/C

Issuer, the Several L/C Agent or the Administrative Agent shall be liable or responsible for any of the matters described in clauses (i) through (v) of Subsection 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Fronting L/C Issuer or the Several L/C Agent, as applicable, may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, willful misconduct or gross negligence or the Fronting L/C Issuer’s or Several L/C Agent’s, as applicable, willful failure to pay under any Letter of Credit after the presentation by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Fronting L/C Issuer and the Several L/C Agent, as applicable, may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, if, as of the Termination Date, any L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to such Outstanding Amount. Sections 2.05, 2.18 and 7 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.05, Section 2.18 and Section 7, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Fronting L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Fronting L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing (to the extent permitted by law) deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued hereunder equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

     (j) Fronting Fee and Documentary and Processing Charges. The Borrower shall pay directly to the Fronting L/C Issuer for its own account a fronting fee with respect to each Fronted Letter of Credit issued hereunder, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Fronted Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the Fronting L/C Issuer or the Several L/C Agent, as applicable, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Fronting L/C Issuer or the Several L/C Agent, as applicable, relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be liable for all Obligations arising out of the issuance of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.
     2.05 Voluntary and Mandatory Prepayments.
     (a) The Borrower may, at any time and from time to time, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty (but subject always to the provisions of Section 2.17), upon at least two (2) Business Days’ irrevocable prior notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Revolving Credit Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.17. Partial prepayments pursuant to this Section 2.05 shall be in an aggregate principal amount of $5,000,000 or a multiple of $1,000,000 in excess thereof. Notwithstanding anything to the contrary contained herein, the Borrower shall not prepay the Competitive Loans except pursuant to Section 7.01.
     (b) If for any reason the Outstanding Amount of the Loans and the L/C Obligations at any time exceeds the aggregate Commitments then in effect, the Borrower shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Subsection 2.05(b) unless after the prepayment in full of the Loans the Outstanding Amount of the L/C Obligations exceeds the aggregate Commitments then in effect.
     2.06 Conversion and Continuation Options.
     (a) The Borrower may elect from time to time to convert Eurodollar Revolving Credit Loans to Base Rate Loans by giving the Administrative Agent at least three (3) Business

Days’ irrevocable prior notice of such election; provided that any such conversion of Eurodollar Revolving Credit Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Revolving Credit Loans by giving the Administrative Agent at least three (3) Business Days’ irrevocable prior notice of such election. Any such notice of conversion to Eurodollar Revolving Credit Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Revolving Credit Loans and Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Revolving Credit Loan when any Default or Event of Default is continuing, and (ii) no Loan may be converted into a Eurodollar Revolving Credit Loan after the date that is one month prior to the Termination Date.
     (b) Any Eurodollar Revolving Credit Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Revolving Credit Loan may be continued as such (i) when any Default or Event of Default is continuing, or (ii) after the date that is one (1) month prior to the Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this Subsection 2.06(b) or if such continuation is not permitted pursuant to the preceding proviso, then such Eurodollar Revolving Credit Loan shall be automatically converted to an Base Rate Loan on the last day of such then expiring Interest Period.
     2.07 Minimum Amounts of Eurodollar Borrowings. All borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all of the Revolving Credit Loans comprising each Eurodollar Borrowing shall be equal to $5,000,000 or a multiple of $1,000,000 in excess thereof and so that there shall not be more than ten (10) Eurodollar Borrowings outstanding at any one time.
     2.08 Repayment of Loans; Notes.
     (a) The Borrower hereby unconditionally promises to pay to each Lender (i) on the Termination Date (or on such earlier date as Loans shall become due and payable pursuant to Section 2.04 or Section 7.01), the unpaid principal amount of each Loan made by such Lender, and (ii) on the last day of the applicable Interest Period, the unpaid principal amount of each Competitive Loan made by such Lender. The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of each of the Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.04 and Section 2.09.
     (b) At the option and request of any Lender, all of the Revolving Credit Loans made by such Lender shall be evidenced by a promissory note of the Borrower, dated as of the Closing Date, and in or substantially in the form of Exhibit A (as amended, endorsed, replaced or otherwise modified from time to time, such Lender’s “Note”), payable to the order of such Lender.
     (c) The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on a continuation of such grid attached to any such Note and made a part thereof), which notations, if made, shall evidence, among other things, the date of, the outstanding principal of, payments on and the interest rate (including any conversions thereof) and Interest Period, if any, applicable from time to time to, the Revolving Credit Loans evidenced thereby. Any such notations on any such grid (and on any such continuation) indicating the outstanding principal amount of such Lender’s Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid, but the failure to record any such information on such grid (or on such continuation) shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under such Note to make payments of principal of or interest on such Revolving Credit Loans when due.
     (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Competitive Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement with respect to each such Competitive Loan.
     (e) The Administrative Agent shall maintain the Register pursuant to Subsection 9.07(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of each Letter of Credit issued hereunder and each Lender’s Commitment Percentage thereof, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (f) The entries made in the Register and subaccounts maintained pursuant to Subsection 2.08(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent to maintain such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lenders and the L/C Obligations in accordance with the terms of this Agreement.
     (g) All of the Obligations of the Borrower to the Administrative Agent or the Lenders evidenced by this Agreement, the Notes or any of the other Loan Documents shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full on the Termination Date, and the Borrower hereby absolutely and unconditionally promises to pay to the Administrative Agent and the Lenders on the Termination Date any and all of such Obligations then remaining unpaid.
     2.09 Interest Rates and Payment Dates.
     (a) Subject to Section 2.04, each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Margin.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of each Eurodollar Revolving Credit Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, and (ii) in the case of each Eurodollar Competitive Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus (or minus, as the case may be) the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

     (c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.
     (d) Subject to the provisions of Section 2.04, interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Subsection 2.09(f) shall be payable from time to time on demand.
     (e) The “Applicable Margin” with respect to each Revolving Credit Loan and with respect to the Letter of Credit Fees at any date shall be the applicable percentage per annum set forth in the table below based upon the Type of such Loan, if applicable; provided, however, that the Applicable Margin shall be increased by 0.15% per annum at each level of Status so long as a Pricing Increase Period is in effect:

	Level I	Level II	Level III	Level IV
	Status	Status	Status	Status
Eurodollar Loans/Letters of Credit	1.75%	1.95%	2.125%	2.50%
Base Rate Loans	0.75%	0.95%	1.125%	1.50%
     (f) If all or any portion of (i) the principal amount of any Loan or L/C Obligation, (ii) any interest payable thereon, or (iii) any Facility Fees, Ticking Fees, Letter of Credit Fees or any other sum or Obligations payable hereunder or under any other Loan Documents shall not be paid punctually when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate (the “Default Rate”) per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.09 (or if no rate is otherwise applicable thereto pursuant to this Section 2.09, the rate described in Subsection 2.09(a) from time to time in effect) plus 2%, or (y) in the case of overdue interest, Facility Fees, Ticking Fees, Letter of Credit Fees or other sum or Obligations, the rate described in Subsection 2.09(a) from time to time in effect plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment). In addition, during the continuance of an Event of Default, upon the request of the Majority Lenders, interest payable on Loans and L/C Obligations, Facility Fees, Ticking Fees and Letter of Credit Fees shall accrue at the otherwise then applicable rate plus 2%.
2.10 Facility and Ticking Fees.
     (a) Facility Fees. The Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders (other than any Defaulting Lender during the period that such Lender is a Defaulting Lender), facility fees (the “Facility Fees”) at the rate per annum equal to (a) for each day Level I Status exists, 0.25% of the aggregate Commitments in effect on such day, (b) for each day Level II Status exists, 0.30% of the aggregate Commitments in effect on such day, (c) for each day that Level III Status exists, 0.375% of the aggregate Commitments in effect for such day and (d) for each day that Level IV Status exists, 0.50% of the aggregate Commitments in effect for such day; provided, however, that the rate at which Facility Fees accrue shall be increased by 0.10% per annum at each level of Status so long as a Pricing Increase Period is in effect. Each change in the rate per annum at which the Facility Fees are calculated as a result of a change in Status shall become effective on the date upon which such change in Status occurs; provided, however, that no reduction in such rate per annum shall be effective so long as any Default or Event of Default shall be continuing. The Facility Fees shall begin to accrue on the

Availability Date. On the first Business Day following the last day of each calendar quarter ending after the Availability Date, and on the Termination Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, all of the Facility Fees which accrued during and through the end of the calendar quarter most recently ended (or, in the case of payment due on the Termination Date, the portion of the calendar quarter ending on such date). The Facility Fees shall be based upon the aggregate Commitments of the Lenders in effect from time to time, whether used or unused. If for any reason any Loans or L/C Obligations remain outstanding after termination of the Commitments, the Facility Fees shall be payable on the aggregate outstanding Loans and L/C Obligations rather than on the aggregate Commitments.
     (b) Ticking Fees. The Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders (other than any Defaulting Lender during the period that such Lender is a Defaulting Lender), ticking fees (the “Ticking Fees”) at a rate per annum equal to two-thirds (2/3rds) of the rate at which the Facility Fees would accrue if the Facility Fees were then accruing (without regard to whether a Pricing Increase Period would then be in effect). The Ticking Fees shall begin to accrue on the Closing Date and shall cease to accrue on the earlier of the (i) Availability Date and (ii) the Termination Date. On the first Business Day following the last day of each calendar quarter after the Closing Date, and on the Termination Date (if it occurs prior to the Availability Date), the Borrower shall pay to the Administrative Agent, for the ratable benefit of all the Lenders, all of the Ticking Fees which accrued during and through the end of the calendar quarter most recently ended (or, in the case of payment due on such Termination Date, the portion of the calendar quarter ending on such date).
2.11 Computation of Interest and Fees; Retroactive Adjustments.
     (a) Interest on Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and interest on all other Loans, the Facility Fees, the Ticking Fees and the Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days (in each case including the first day but excluding the last day). Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Administrative Agent shall, at any time and from time to time upon request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.
     (b) Except as otherwise expressly provided by the next sentence of this Subsection 2.11(b), each change in the Applicable Margin applicable to Loans as a result of a change of Status shall become effective on the date upon which such change in Status occurs. Anything herein to the contrary notwithstanding, any reduction in the Applicable Margin that would, but for this sentence, be required by the provisions of Subsection 2.09(e), (i) shall not become effective so long as any Default or Event of Default shall be continuing, and (ii) with respect to each outstanding Eurodollar Revolving Credit Loan, shall become effective on the first day of each Interest Period applicable thereto commencing on or after the date on which such reduction shall first become available.
     (c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or Lenders determine that (i) the Total Debt to Total Capitalization Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Debt to Total Capitalization Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Borrower’s obligations under this paragraph shall survive the termination of the aggregate Commitments and the repayment of all other Obligations hereunder.
     2.12 Inability to Determine Eurodollar Rate. If the Eurodollar Rate cannot be determined by the Administrative Agent in the manner specified in the definition of the term “Eurodollar Rate” contained in Section 1.01 the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. Until such time as the Eurodollar Rate can be determined by the Administrative Agent in the manner specified in the definition of such term contained in Section 1.01, (a) no further Eurodollar Loans shall be continued as such at the end of the then current Interest Periods or (other than any Eurodollar Loans previously requested and with respect to which the Eurodollar Rate previously was determined) shall be made, (b) the Borrower shall not have the right to convert Base Rate Loans to Eurodollar Loans, and (c) the utilization of the Eurodollar Rate component of the Base Rate shall be suspended.
     2.13 Pro Rata Treatment and Payments.
     (a) Each borrowing of Revolving Credit Loans from the Lenders hereunder, each payment on account of the Facility Fees (except as provided in Section 2.10(a)), the Ticking Fees (except as provided in Section 2.10(b)) and the Letter of Credit Fees and each reduction of the Commitments of the Lenders (except as provided in Subsection 2.18(c)) shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. Each payment on account of principal of and interest on any Borrowing of Competitive Loans shall be made pro rata among the Lenders participating in such Borrowing according to the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing.
     (b) All payments (including prepayments) to be made by the Borrower under this Agreement, the Notes or the other Loan Documents, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, shall be initiated by the Borrower prior to 11:00 A.M. (or such other time as required herein) on the date specified herein, to the Administrative Agent, for the account of the Administrative Agent, the Fronting L/C Issuer or the Several L/C Agent, as applicable, or the relevant Lenders, at the Administrative Agent’s Office and in immediately available funds. The Administrative Agent shall distribute such payments to the Administrative Agent, the Fronting L/C Issuer or the Several L/C Agent, as applicable, or the relevant Lenders promptly upon receipt in like funds as received. If any payment under any Loan Document (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving Credit Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Fronting L/C Issuer or the Several L/C Agent, as applicable, hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Fronting L/C Issuer or the Several L/C Agent, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Fronting L/C Issuer or the Several L/C Agent, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Fronting L/C Issuer or the Several L/C Agent, as applicable, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower or (as the case may be) with respect to any amount owing under this Subsection 2.13(c) shall be conclusive, absent manifest error.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to issue and honor drafts drawn under Several Letters of Credit, to purchase participations in L/C Obligations arising under Fronted Letters of Credit and to make payments pursuant to Subsection 9.05(c) are several and not joint. The failure of any Lender to make any Revolving Credit Loan, to issue and honor drafts drawn under any Letter of Credit, to purchase any participation in any L/C Obligation arising under any Fronted Letter of Credit or to make any payment under Subsection 9.05(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loan, to issue and honor drafts drawn under any Letter of Credit, to purchase its participation in any L/C Obligation arising under any Fronted Letter of Credit or to make its payment under Subsection 9.05(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or interests in L/C Obligations held by it (whether as an issuer or as a participant) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or interests and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) from the other Lenders such participations in the Loans made by them or the Letters of Credit issued by them, and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, L/C Obligations and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement; (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or its Subsidiaries (as to which the provisions of this Section shall apply); or (z) any collateral obtained by the Fronting L/C Issuer in connection with arrangements made to address the risk with respect to a Defaulting Lender.
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation or subparticipation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation or subparticipation.
     2.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Applicable Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans whose interest is determined by reference to the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender (including such Lender’s Eurodollar Competitive Loans) to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     2.15 Increased Costs.
     (a) If there shall be (i) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loans or agreeing to purchase or purchasing, funding or maintaining participations in L/C Obligations, (ii) any increase in the cost to the Fronting L/C Issuer or any Lender of making L/C Credit Extensions, or (iii) any reduction in any amount receivable by the Fronting L/C Issuer or any Lender in respect thereof, and such increased cost or reduced amount receivable is due to either:
     (x) the introduction of or any change in or in the interpretation of any Applicable Law after the date hereof; or
     (y) compliance with any guideline or request made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), then (subject to the provisions of Section 2.18) the Borrower shall from time to time, upon demand by the Fronting L/C Issuer or such Lender, pay additional amounts sufficient to compensate the Fronting L/C Issuer or such Lender for such increased cost or reduced amount receivable.
     (b) If the Fronting L/C Issuer or such Lender shall have reasonably determined that (i) the applicability of any Applicable Law or guideline adopted prior to or after the date hereof, or (ii) the adoption after the date hereof of any Applicable Law or guideline regarding capital adequacy affecting the Fronting L/C Issuer or such Lender, or (iii) any change arising after the date hereof in the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or other comparable agency charged with the interpretation or administration thereof, or (iv) compliance by the Fronting L/C Issuer or such Lender (or any lending office of the Fronting L/C Issuer or such Lender), or any holding company for the Fronting L/C Issuer or such Lender which is subject to any of the capital requirements described above, with any request or directive of general application issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Fronting L/C Issuer’s or such Lender’s capital or on the capital of any such holding company as a consequence of such Fronting L/C Issuer’s or such Lender’s obligations hereunder to a level below that which the Fronting L/C Issuer or such Lender or any such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Fronting L/C Issuer’s or such Lender’s policies and the policies of such holding company with respect to capital adequacy) by an amount deemed by the Fronting L/C Issuer or such Lender to be material, then (subject to the provisions of Section 2.18) from time to time the Fronting L/C Issuer or such Lender may request the Borrower to pay to the Fronting L/C Issuer or such Lender such additional amounts as will compensate the Fronting L/C Issuer or such Lender or any such holding company for any such reduction suffered.
     (c) In the event that any Governmental Authority shall impose or otherwise make or render applicable any Eurocurrency Reserve Requirements which shall increase the cost to any Lender of making or maintaining any Eurodollar Loans or Base Rate Loans for which the Eurodollar Rate is used to determine the interest rate, then (subject to the provisions of Section 2.18) the Borrower shall thereafter pay in respect of each of the Eurodollar Loans or such Base Rate Loans of such Lender a rate of interest based upon the Eurodollar Reserve Rate (rather than upon the Eurodollar Rate) or a rate of interest that gives effect to such Eurocurrency Reserve Requirements, as applicable. From and after the delivery to the Borrower of the certificate required by Subsection 2.18(a), all references contained in this Agreement to the Eurodollar Rate shall be deemed to be references to the Eurodollar Reserve Rate with respect to each such affected Lender.
     2.16 Taxes.
     (a) All payments made by the Borrower under this Agreement or any of the other Loan Documents shall be made free and clear of, and without any deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon net income imposed on the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender as a result of a present or former connection between the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under the Loan Documents to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender, the amounts so payable to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable under the Loan Documents at the rates or in the amounts specified in or pursuant to this Agreement or the other Loan Documents; provided, however that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a State thereof if such Lender fails to comply with the requirements of Subsection 2.16(b). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Fronting L/C Issuer, the Several L/C Agent or such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender as a result of any such failure. The agreements of the Borrower in this Section 2.16 shall survive the termination of this Agreement and the payment of all other Obligations payable hereunder.
     (b) Each Lender that is not incorporated under the laws of the United States of America or a State thereof shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of such Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     2.17 Indemnity. Subject to the provisions of Subsection 2.18(a) and without duplication of the obligations of the Borrower under Section 9.05, the Borrower agrees to indemnify each of the Administrative Agent and the Lenders and to hold each of the Administrative Agent and the Lenders harmless from any loss or reasonable expense which the Administrative Agent or any Lender may sustain or incur as a consequence of (a) any default by the Borrower in making a borrowing of, conversion into or continuation of any Loan hereunder after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of any prepayment of Eurodollar Loans or Fixed Rate Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein, over (ii) the amount of interest (as determined by the Administrative Agent or such Lender) which would have accrued to the Administrative Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of all other amounts payable under the Loan Documents.
     2.18 Notice of Amounts Payable; Relocation of Lending Office; Mandatory Assignment.
     (a) In the event that the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender becomes aware that any amounts are or will be owed to it pursuant to Section 2.15, Subsection 2.16(a) or Section 2.17, then it shall promptly notify the Borrower thereof and, as soon as possible thereafter, the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, shall submit to the Borrower a certificate indicating the amount owing to it and the calculation thereof. The amounts set forth in such certificate shall be prima facie evidence of the Obligations of the Borrower hereunder.
     (b) If the Fronting L/C Issuer, the Several L/C Agent or any Lender, as applicable, claims any additional amounts payable pursuant to Section 2.15, Subsection 2.16(a) or Section 2.17, it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such additional amounts, including changing the jurisdiction of its applicable lending office; provided that the taking of any such action would not, in the reasonable judgment of the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, be disadvantageous to the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable.
     (c) In the event that any Lender delivers to the Borrower a certificate in accordance with Subsection 2.18(a) (other than a certificate as to amounts payable pursuant to Section 2.17), or the Borrower is required to pay any additional amounts or other payments to a Lender in accordance with Section 2.15 or Subsection 2.16(a), or a Lender is a Defaulting Lender, the Borrower may, at its own expense and in its sole discretion, (i) require such Lender to transfer or assign, in whole or in part, without recourse (in accordance with Section 9.07), all or part of its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans) to an Eligible Assignee which shall assume such assigned obligations or (ii) during such time as no Default or Event of Default is continuing, terminate the Commitment of such Lender, prepay all outstanding Loans (other than Competitive Loans) of such Lender and Cash Collateralize the participations of such Lender in all outstanding Letters of Credit; provided that (x) the Borrower shall have paid to such Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans (other than Competitive Loans) made by such Lender hereunder and all other amounts owed to such Lender hereunder, (y) the Borrower shall have Cash Collateralized the participations of such Lender in all outstanding Letters of Credit, and (z) such assignment or termination of the Commitment of such Lender and prepayment of Loans and Cash Collateralization does not conflict with any Applicable Law.
     2.19 Increase in Commitments.
     (a) Request for Increase. Provided there then exists no Default or Event of Default, upon notice to the Administrative Agent substantially in the form of Exhibit I, the Borrower may from time to time, request an increase in the aggregate Commitments; provided that, after giving effect to all such increases, the aggregate Commitments shall not exceed $300,000,000, and provided further that any such request for an increase shall be in a minimum amount of $25,000,000. At the election of the Borrower, the Letter of Credit Sublimit may be increased by all or a portion of any such requested increase. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify each Lender that will be requested to increase its Commitment and the time period within which each such Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lender).

     (b) Lender Elections to Increase. Each Lender requested to increase its Commitment shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by the Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower of the response of each Lender requested to increase its Commitment hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Fronting L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 3 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date as if made and repeated on and as of such date, and (B) no Default or Event of Default exists, and if applicable, the Several L/C Agent shall have delivered to the respective beneficiaries of outstanding Several Letters of Credit amendments which reflect any changes in the Lenders and/or the Commitment Percentages resulting from such increase. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section.
     2.20 Termination or Reduction of Commitments and/or Letter of Credit Sublimit by the Borrower. The Borrower shall have the right, upon not less than three (3) Business Days prior notice to the Administrative Agent, (a) to permanently terminate the Commitments when no Loans or L/C Obligations are then outstanding, (b) to permanently terminate the Letter of Credit Sublimit when no L/C Obligations are then outstanding, and (c) from time to time to permanently reduce the unutilized portion of the Commitments and/or the Letter of Credit Sublimit; provided that any such reduction shall be in an amount equal to (i) the entire unutilized portion of the Commitments or the Letter of Credit Sublimit, as the case may be, or (ii) $25,000,000 or a multiple of $1,000,000 in excess thereof.
     2.21 Automatic Termination of Commitments. The Commitments hereunder shall automatically terminate if the Availability Date does not occur on or before December 31, 2010, unless extended by all Lenders in writing as provided in Section 9.01(f). All fees, expenses and any other amounts owing hereunder shall be paid in full on the date of such termination.

     2.22 Closing Fees. On the Closing Date, the Borrower shall pay to the Arranger, the Administrative Agent and the Lenders the non-refundable fees (collectively, the “Closing Fees”) in the amounts set forth in the Fee Letter.
3. REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans and L/C Credit Extensions, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
     3.01 Financial Condition.
     (a) The annual statement of each Significant Insurance Subsidiary as of December 31, 2009, as filed with the applicable Insurance Regulatory Authority of the state of its domicile, together with the related exhibits, schedules and explanations therein contained or thereto annexed, copies of which have been made available to each of the Administrative Agent and the Lenders, are a full and true statement of all assets and liabilities and of the condition and affairs of such Significant Insurance Subsidiary as of such date and of its income and deductions therefrom for the year then ended (within the meaning of applicable regulations and practices of the applicable Insurance Regulatory Authority of such state), and each such annual statement is accompanied by an opinion of the Corporate Actuary of such Significant Insurance Subsidiary to the effect that the amounts carried in the balance sheet of such Significant Insurance Subsidiary contained therein of certain actuarial items (i) meet the requirements of the insurance Applicable Laws of such state, (ii) are computed in accordance with accepted loss reserving standards and principles, and (iii) make a reasonable provision for all unpaid loss and loss expense obligations of such Significant Insurance Subsidiary under the terms of its policies and agreements.
     (b) The unaudited pro forma balance sheet of the Borrower as of December 31, 2009, and the related pro forma statements of income and retained earnings and cash flows for the fiscal year then ended, together with the Borrower’s notes thereto, which give effect to the completion of the portions of the Plan of Reorganization described in clauses (a) and (b) of the definition of such term, a copy of which has been, in each case, made available to each of the Administrative Agent and the Lenders, fairly present, in conformity with GAAP, the pro forma effects of the completion of such portions as of such date and for such fiscal year.
     (c) The unaudited pro forma balance sheet of the Borrower as of December 31, 2009, and the related pro forma statements of income and retained earnings and cash flows for the fiscal year then ended, which give effect to the completion of the portions of the Plan of Reorganization described in clauses (a) through (d) of the definition of such term, a copy of which has been, in each case, made available to each of the Administrative Agent and the Lenders, fairly presents, in conformity with GAAP, the pro forma effects of the completion of such portions as of such date and for such fiscal year.
     (d) Since December 31, 2009, there has been no event, occurrence or development which has had or could reasonably be expected to have a Materially Adverse Effect.
     3.02 Corporate Existence. Each of the Borrower and its Significant Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own its Property and to conduct the business in which it is currently engaged, and (iii) is duly qualified to do business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its Property or the conduct of its business requires such qualification, except to the extent that any failures to be so qualified or in good standing could not have a Materially Adverse Effect.
     3.03 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and each of the other Loan Documents to be executed and delivered by it, all as contemplated hereby, and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is or is to become a party. Except as has already been obtained, filed, given or performed, no consent or authorization of any Governmental Authority (including any Insurance Regulatory Authority) or any other Person is required in connection with the borrowings hereunder or in connection with the execution, delivery, performance or enforceability of this Agreement or any other Loan Document. This Agreement has been duly executed and delivered by and on behalf of the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms. Each of the Notes will, if and when executed and delivered by the Borrower in accordance with the terms hereof, constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms. Each of the other Loan Documents to which the Borrower is or is to become a party does or will constitute the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms. The enforceability of this Agreement and each of the other Loan Documents to which the Borrower is or is to become a party or by which the Borrower is or is to become bound shall be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     3.04 No Legal Bar. The execution, delivery and performance of this Agreement and each of the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of the Properties or revenues of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation.
     3.05 No Material Litigation. Except as disclosed in the financial statements or notes thereto delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 3.01(b), 3.01(c), 5.01(b) or 5.01(d), as applicable, no litigation, investigation or proceeding of or before any Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Significant Subsidiaries or against any of their respective Properties or revenues (a) with respect to this Agreement, any of the other Loan Documents or any of the arrangements or transactions contemplated hereby or thereby, or (b) which involves a probable risk of an adverse determination which could reasonably be expected to have a Materially Adverse Effect.
     3.06 Federal Regulations. No part of the proceeds of any Loans will be used for “buying,” “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now or from time to time in effect or for any purpose which violates the provisions of any of the Regulations of such Board of Governors.
     3.07 Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     3.08 ERISA. The Borrower is in compliance in all material respects with all material provisions of ERISA, except to the extent that any failures so to be in compliance could not reasonably be expected to have a Materially Adverse Effect.
     3.09 Compliance with Laws and Contractual Obligations. Each of the Borrower and its Significant Subsidiaries is in all material respects in compliance with all Applicable Laws and requirements of Governmental Authorities (including with respect to insurance licenses and permits under or pursuant to which it operates) and all Contractual Obligations, except to the extent that any failures so to be in compliance could not reasonably be expected to have a Materially Adverse Effect. No Default or Event of Default has occurred and is continuing.
     3.10 Taxes. The Borrower and its Significant Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed by them, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and those the failure to pay could not reasonably be expected to have a Materially Adverse Effect.
     3.11 No Material Misstatements. No report, financial statement or other written information furnished or made available by or on behalf of the Borrower to the Administrative Agent or any of the Lenders pursuant to Section 3.01 or Section 5 contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading.
     3.12 Ownership of the Borrower. On the Closing Date, LMHCI, LMGI and Liberty Mutual indirectly own and control, both legally and beneficially, with full power to vote, one hundred percent (100%) of the outstanding shares of capital stock of the Borrower. After the Closing Date, LMHCI and LMGI indirectly own and control, both legally and beneficially, with full power to vote, not less than fifty-one percent (51%) of the outstanding shares of capital stock of the Borrower.
     3.13 Significant Insurance Subsidiaries. As of the Closing Date, all of the Significant Insurance Subsidiaries of the Borrower are set forth on Schedule IV.
     3.14 Purpose of Loans and L/C Credit Extensions. The proceeds of the Loans and L/C Credit Extensions shall be used by the Borrower for the general corporate purposes of the Borrower.
4. CONDITIONS PRECEDENT
     4.01 Conditions to Closing. The occurrence of the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:
     (a) Revolving Credit Agreement and Notes. The Administrative Agent shall have received (i) counterparts of this Agreement duly executed and delivered by the Borrower, the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and the Lenders, and (ii) for the account of each Lender so requesting, such Lender’s Note, dated as of the Closing Date, duly executed and delivered by the Borrower and containing appropriate insertions and conforming to the requirements of Section 2.08.
     (b) Secretary’s Certificate. The Administrative Agent shall have received from the Borrower a certificate of the Secretary or Assistant Secretary, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, which certificate shall

(i) certify as to the incumbency and signature of the officers of the Borrower executing this Agreement and each of the other Loan Documents to which the Borrower is or is to become a party (with the President or a Vice President of the Borrower attesting to the incumbency and signature of the Secretary or Assistant Secretary providing such certificate), (ii) have attached to it a true, complete and correct copy of each of the Governing Documents of the Borrower (each as in effect on the date hereof), (iii) have attached to it a true and correct copy of the resolutions of the Board of Directors of the Borrower or a committee thereof, which resolutions shall authorize the execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents to which the Borrower is or is to become a party as contemplated hereby, and the borrowings by the Borrower hereunder, and (iv) certify that none of such Governing Documents or board resolutions shall have been amended, supplemented, modified, revoked or rescinded.
     (c) Certificate of Good Standing. The Administrative Agent shall have received a certificate signed by the Secretary of State of the State of incorporation of the Borrower, dated a date reasonably near (but prior to) the Closing Date, stating that the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the such State.
     (d) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Helen E. McL. O’Rourke, Esq., Senior Corporate Counsel for the Borrower, dated as of the Closing Date, substantially in the form of Exhibit G.
     (e) Payment of Fees. The applicable party shall have received all fees (including, without limitation, the Closing Fees) and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (f) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date.
     The Administrative Agent shall notify each of the Borrower, the Lenders, the Fronting L/C Issuer and the Several L/C Agent promptly after the satisfaction of each of the foregoing conditions.
     4.02 Conditions to Occurrence of Availability Date. The occurrence of the Availability Date is subject to the satisfaction, on or before the Availability Date, of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Availability Date before and after giving effect to any Borrowing or L/C Credit Extension occurring on the Availability Date and to the application of the proceeds therefrom, as if made and repeated on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred or be continuing on the Availability Date.
     (c) No Materially Adverse Effect. As of the Availability Date, no events or developments shall have occurred since the date of this Agreement which, individually or in the aggregate, have had or are reasonably likely to have a Materially Adverse Effect.

     (d) Completion of Plan of Reorganization. At least three (3) Business Days prior to the proposed Availability Date, the Administrative Agent shall have received a written certificate of a Financial Officer of the Borrower (i) selecting the Availability Date, (ii) certifying that the Plan of Reorganization has been completed or will be completed on or prior to the Availability Date and setting forth in reasonable detail those portions of the Plan of Reorganization that have been completed or will be completed on or prior to the Availability Date and (iii) certifying that the conditions precedent to the occurrence of the Availability Date have been satisfied or will be satisfied on or prior to the Availability Date.
     (e) Financial Statements. At least three (3) Business Days prior to the proposed Availability Date, the Borrower shall have delivered to the Administrative Agent (i) the audited pro forma balance sheet of the Borrower as of December 31, 2009, and the related pro forma statements of income and retained earnings and cash flows for the fiscal year then ended, which give effect, if applicable, to the completion of the portions of the Plan of Reorganization described in clauses (a) and (b) of the definition of such term, reported on by Ernst & Young LLP, as fairly presenting in conformity with GAAP, the pro forma effects of the completion of such portions as of such date and for such fiscal year, (ii) the unaudited actual balance sheet and related statement of income of the Borrower as of the end of and for the Applicable Quarter, (iii) the unaudited pro forma balance sheet and related statement of income of the Borrower giving effect (as of the end of and for the Applicable Quarter) to any portion of the Plan of Reorganization that is completed after the end of the Applicable Quarter (“Pro Forma Financials”), and (iv) a written certificate of a Financial Officer of the Borrower setting forth (x) the actual Consolidated Tangible Net Worth and Total Debt to Total Capitalization Ratio of the Borrower as of the end of the Applicable Quarter and (y) the Consolidated Tangible Net Worth and Total Debt to Total Capitalization Ratio of the Borrower as of the end of the Applicable Quarter based on the Pro Forma Financials, and stating that the Borrower will be in compliance with Sections 6.01 and 6.02 of this Agreement on the Availability Date.
     (f) Closing Date. The Closing Date shall have occurred.
     The Administrative Agent shall notify each of the Borrower, the Lenders, the Fronting L/C Issuer and the Several L/C Agent promptly after the satisfaction of each of the foregoing conditions.
     4.03 Conditions to Each Loan and L/C Credit Extension. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan and any Competitive Loan to be made by it), and the agreement of the Fronting L/C Issuer and the Lenders, as applicable, to make any L/C Credit Extension requested to be made by it on any date (including, without limitation, its initial L/C Credit Extension), is subject to the satisfaction of each of the following conditions:
     (a) Notice of Borrowing or L/C Credit Extension. The Administrative Agent shall have received a notice of Borrowing as required by Section 2.02 or 2.03, as the case may be, or the Fronting L/C Issuer or Several L/C Agent, as applicable, shall have received a Letter of Credit Application as required by Subsection 2.04(b).
     (b) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such date, before and after giving effect to the Borrowing or L/C Credit Extension occurring on such date, as if made and repeated on and as of such date.

     (c) No Default. No Default or Event of Default shall have occurred or be continuing on such date or after giving effect to the Loans requested to be made on such date.
     (d) No Materially Adverse Effect. No events or developments shall have occurred since the date of this Agreement which, individually or in the aggregate, have had or are reasonably likely to have a Materially Adverse Effect.
     (e) Closing Date and Availability Date. The Closing Date and the Availability Date shall have occurred.
     Each Borrowing or L/C Credit Extension hereunder shall constitute a representation and warranty by the Borrower as of the date of such Borrowing or L/C Credit Extension that the conditions contained in this Section 4.03 have been satisfied.
5. AFFIRMATIVE COVENANTS
     The Borrower hereby agrees with the Administrative Agent, the Fronting L/C Issuer and the Lenders that, from and after the Closing Date and until all of the Commitments have terminated and all of the Obligations have been paid in full:
     5.01 Financial Statements. The Borrower shall furnish (or otherwise make electronically available as provided in Section 9.02(b)) to the Administrative Agent and each Lender copies of the following financial statements, reports and other information:
     (a) as soon as available and in any event within 90 days after the end of each fiscal year of each Significant Insurance Subsidiary, the annual statement of such Significant Insurance Subsidiary as of the end of such fiscal year, as filed with (and in the form required under Applicable Laws and regulations of) the applicable Insurance Regulatory Authority of its state of domicile (x) accompanied by an opinion of the Corporate Actuary of such Significant Insurance Subsidiary covering amounts carried on the balance sheet of certain actuarial items of such Significant Insurance Subsidiary in the form required under Applicable Laws and regulations of the applicable Insurance Regulatory Authority of such state, and (y) certified by a Financial Officer of such Significant Insurance Subsidiary as to consistency with respect to accounting and actuarial policies and that such annual statement is a full and true statement of all the assets and liabilities and of the condition and affairs of such Significant Insurance Subsidiary as of the end of such fiscal year and of its income and deductions therefrom for such fiscal year (within the meaning of applicable regulations and practices of the applicable Insurance Regulatory Authority of such state);
     (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower as of the end of such fiscal year and the related consolidated audited statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing without qualification as to the scope of the audit performed or any material weakness noted in the Borrower’s system of internal controls;
     (c) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of each Significant Insurance Subsidiary, the quarterly statement of such Significant Insurance Subsidiary as of the end of such quarter, as filed with the applicable Insurance Regulatory Authority of such state, certified (subject to year-end accounting and actuarial adjustments) by a Financial Officer of such Significant Insurance Subsidiary as to consistency with respect to accounting and actuarial policies and that such quarterly statement is a full and true statement of all of the assets and liabilities and of the condition and affairs of such Significant Insurance Subsidiary as of the end of such quarter and of its income and deductions therefrom for such quarter and for the portion of such Significant Insurance Subsidiary’s fiscal year ended at the end of such quarter (within the meaning of applicable regulations and practices of the applicable Insurance Regulatory Authority of such state);
     (d) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated unaudited statements of income for the portion of the Borrower’s fiscal year ended at the end of such quarter, all certified (subject to the absence of footnotes and normal year-end adjustments) as to fairness of presentation, GAAP and consistency, in each case by a Financial Officer of the Borrower;
     (e) simultaneously with the delivery of: (i) each set of financial statements of the Borrower referred to in Subsections 5.01(b) and 5.01(d), a certificate of a Financial Officer of the Borrower, if the Availability Date has occurred, (A) stating whether or not the Borrower has failed to observe the covenants contained in Section 6.01 or 6.02 as at the last day of the fiscal period covered by such financial statements, and (B) stating the Consolidated Tangible Net Worth of the Borrower and the Total Debt to Total Capitalization Ratio of the Borrower as at the last day of such period, and (ii) each set of financial statements referred to in Subsections 5.01(a), 5.01(b), 5.01(c), and 5.01(d), a certificate of a Financial Officer of the Borrower stating whether, to the knowledge of such Financial Officer, any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto (which certificates may, in each case, unless the Administrative Agent or a Lender requests executed originals, be delivered by electronic communication including fax or email and if so delivered, shall be deemed to be the delivery of an original authentic counterpart thereof for all purposes);
     (f) within fifteen (15) days after any Financial Officer of the Borrower obtains actual knowledge of any Default or Event of Default by the Borrower, if such Default or Event of Default is then continuing, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or propose to take with respect thereto;
     (g) promptly upon the mailing thereof to the policyholders of any Significant Insurance Subsidiary generally, copies of all financial statements, reports and proxy statements so mailed; and
     (h) promptly upon the filing thereof or promptly after the same is available, as applicable, (i) in addition to the annual statements and quarterly statements referred to in Subsections 5.01(a) and 5.01(c) above, copies of all other financial statements of such Significant Insurance Subsidiary filed with the applicable Insurance Regulatory Authority of the state of its domicile, (ii) copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents), if any, which the Borrower or any Significant Insurance Subsidiary has filed with the Securities and Exchange Commission with respect to debt securities or preferred or common stock issued by the Borrower or such Significant Insurance Subsidiary, as the case may be, and (iii) copies of each annual report or proxy statement, if any, sent to the stockholders of the Borrower.

     5.02 Notices; Other Information. The Borrower shall furnish to the Administrative Agent and to each Lender copies of the following notices and other information:
     (a) upon obtaining knowledge thereof, written notice (accompanied by a reasonably detailed explanation with respect thereto) of:
     (i) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Administrative Agent and the Lenders which has been instituted or, to the best knowledge of the Borrower (after due inquiry), is threatened against the Borrower or any of the Significant Subsidiaries or to which any of their respective Property is subject which
     (A) involves a probable risk of an adverse determination which could reasonably be expected to have a Materially Adverse Effect, or
     (B) relates to this Agreement or any other Loan Document; and
     (ii) any event or development which, in the reasonable judgment of the Borrower, could have a Materially Adverse Effect.
     (b) within ten (10) Business Days after the occurrence thereof, written notice of any change in the names of the Significant Insurance Subsidiaries or the Status; provided that the failure to provide such notice shall not delay or otherwise affect any change in the Applicable Margin or any other amount payable hereunder which is to occur upon a change in the Status pursuant to the terms of this Agreement.
     5.03 Compliance with Laws and Contractual Obligations. The Borrower shall, and shall cause each Significant Subsidiary to, comply, in all material respects with all Applicable Laws, Contractual Obligations and requirements of Governmental Authorities (including, without limitation, Insurance Regulatory Authorities), except where a failure to comply therewith could not reasonably be expected to have a Materially Adverse Effect.
     5.04 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each Significant Subsidiary to, (a) except as permitted hereby, preserve, renew and keep in full force and effect its corporate existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its principal lines of business except to the extent that any failure to do so could not reasonably be expected to have a Materially Adverse Effect.
     Books and Records; Inspection Rights. The Borrower shall, and shall cause each Significant Subsidiary to, maintain proper books of record and accounts in accordance with GAAP or SAP, as applicable, and the Borrower shall permit representatives of the Administrative Agent and, if an Event of Default exists, each Lender to visit the Borrower, to inspect such books of records and accounts and to discuss the Borrower’s affairs, finances, and accounts with the Borrower’s Financial Officers during normal business hours; provided that, so long as no Event of Default exists, such visits, inspections and discussions shall be upon no less than three (3) Business Days advance written notice, shall be limited to one time per year, and shall be conducted by not more than three representatives of the Administrative Agent.

6. NEGATIVE COVENANTS
     The Borrower hereby agrees with the Administrative Agent, the Fronting L/C Issuer and the Lenders that (a) from and after the Closing Date with respect to Sections 6.03, 6.04, 6.05 and 6.06 and (b) from and after the Availability Date with respect to all of this Section 6, and, in each case, until all of the Commitments have terminated and all of the Obligations have been paid in full, the Borrower shall not directly or indirectly:
     6.01 Minimum Consolidated Tangible Net Worth. Permit or suffer the Consolidated Tangible Net Worth of the Borrower to be at any time less than the greater of (a) $2,000,000,000 and (b) seventy percent (70%) of the Consolidated Tangible Net Worth of the Borrower as of the end of the Applicable Quarter, plus seventy percent (70%) of any increase, or minus seventy percent (70%) of any decrease, as applicable, in such Consolidated Tangible Net Worth resulting from the completion of any portion of the Plan of Reorganization after the end of the Applicable Quarter but on or prior to the Availability Date, as reflected in the Pro Forma Financials. For purposes of determining such minimum Consolidated Tangible Net Worth of the Borrower and notwithstanding their capital treatment under GAAP, Hybrid Securities shall be accorded the same capital treatment as given to such Hybrid Securities by S&P at the time of issuance thereof; provided that the maximum amount of Hybrid Securities that may be included in the consolidated shareholders equity of the Borrower and its Subsidiaries shall not at any time exceed 15% of the sum of (a) all consolidated indebtedness of the Borrower and its Subsidiaries plus (b) the consolidated stockholders equity of the Borrower and its Subsidiaries, in each case including such Hybrid Securities in accordance with their capital treatment by S&P but excluding the effects of FASB ASC 320.
     6.02 Maximum Total Debt to Total Capitalization Ratio. Permit the Total Debt to Total Capitalization Ratio of the Borrower to be at any time greater than .35 to 1.00. For purposes of determining such Total Debt to Total Capitalization Ratio of the Borrower and notwithstanding their capital treatment under GAAP, Hybrid Securities shall be accorded the same capital treatment as given to such Hybrid Securities by S&P at the time of issuance thereof; provided that the maximum amount of Hybrid Securities that may be included in the consolidated shareholders equity of the Borrower and its Subsidiaries and excluded from the consolidated indebtedness of the Borrower and its Subsidiaries shall not at any time exceed 15% of the sum of (a) all consolidated indebtedness of the Borrower and its Subsidiaries plus (b) the consolidated stockholders equity of the Borrower and its Subsidiaries, in each case including such Hybrid Securities in accordance with their capital treatment by S&P but excluding the effects of FASB ASC 320.
     6.03 Mergers, Sales of Property, etc.
     (a) Merge or consolidate with any other Person, or permit any Significant Subsidiary to merge or consolidate with any other Person, or make any offer or commitment to effect or complete any such transaction or enter into any agreement to do so, unless (i) in the case of a merger or consolidation of the Borrower with any other Person, the Borrower shall be the surviving corporation, and in the case of a merger or consolidation of any Significant Subsidiary with any other Person, such Significant Subsidiary shall be the surviving corporation, and (ii) immediately before and immediately after giving effect to any such transaction, no Default or Event of Default shall be continuing; or
     (b) Sell, transfer or otherwise dispose of any Property of the Borrower or any of its Subsidiaries (either in a single transaction or a series of related transactions), or make any offer or commitment to effect or complete any such transaction or enter into any agreement to do so, having a book value in excess of forty percent (40%) of the consolidated assets of the Borrower as determined as of the end of the Applicable Quarter, adjusted to reflect the completion of any portion of the Plan of Reorganization after the end of the Applicable Quarter but before the Availability Date, as reflected in the Pro Forma Financials.
     6.04 Equal and Ratable Lien Protection. Create, incur, assume, or permit or suffer to exist any Indebtedness for Borrowed Money secured by any Liens on any of the Property of the Borrower or any of its Subsidiaries, unless all of the Obligations under the Loan Documents and, if the Borrower so elects, any of its other Indebtedness for Borrowed Money ranking on a parity with the Obligations, shall be secured equally and ratably with, or prior to, such secured Indebtedness for Borrowed Money so long as such Indebtedness for Borrowed Money is outstanding and is so secured; excluding, however, from the operation of the foregoing provisions of this Section 6.04, any Indebtedness for Borrowed Money secured by any Permitted Liens.
     6.05 Subsidiary Debt. Permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness for Borrowed Money (excluding therefrom any obligations in respect of undrawn letters of credit), in an aggregate principal amount in excess of $750,000,000 at any time outstanding, excluding therefrom (a) Indebtedness for Borrowed Money outstanding as of the date of this Agreement in the aggregate amount of $78,000,000, (b) Intercompany Indebtedness and (c) any Indebtedness for Borrowed Money owing to the Federal Home Loan Bank of Boston in an aggregate amount of up to $750,000,000.
     6.06 Restricted Payment. Declare or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so if an Event of Default has occurred and is continuing.
7. EVENTS OF DEFAULT
     7.01 Events of Default. If any of the following events shall at any time occur and be continuing:
     (a) the Borrower shall (i) fail to pay any principal of any Loan or L/C Borrowing when due in accordance with the terms hereof, or (ii) fail to pay any interest on any Loan or L/C Borrowing or any other amount or Obligation which is payable under any Loan Document, and (in the case of this clause (ii) only) such failure shall continue unremedied for more than three (3) Business Days after such interest or such other amount or Obligation shall have first become due and payable; or
     (b) any representation or warranty made or deemed to be made by the Borrower in Section 3, in any of the Loan Documents or in any statement, certificate, report or notice furnished pursuant to Section 5 or Section 6 shall prove to have been materially untrue or incorrect on or as of the date made or deemed to be made; or
     (c) the Borrower shall default in the observance of any of the covenants contained in Section 6.01, 6.02 or 6.05 and such default shall not have been remedied or waived in writing by the Majority Lenders within thirty (30) days after such default, or the Borrower shall have failed to observe the covenants contained in Section 6.03, 6.04 or 6.06; or
     (d) the Borrower shall default in the observance or performance of any other agreement or covenant contained in any of the Loan Documents (other than the agreements and covenants specified in Subsections 7(a), 7(b) or 7(c)), and such default shall continue unremedied for a period of more than thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or the Majority Lenders; or

     (e) any Loan Document or any provision thereof shall not for any reason be, or shall be asserted by the Borrower not to be, in full force and effect and enforceable in accordance with its terms; or
     (f) the Borrower shall (i) default in the payment when due (whether at stated maturity, by acceleration or otherwise) of $30,000,000 or more of any Indebtedness for Borrowed Money or Contingent Obligations, and such default shall continue beyond the period of grace, if any, provided in the Instrument under which such Indebtedness for Borrowed Money or Contingent Obligations were created or are evidenced or secured, or (ii) fail to observe or perform any term, covenant, condition or agreement contained in any Instrument evidencing or governing such Indebtedness for Borrowed Money or Contingent Obligations if the effect of any failure referred to in this clause (ii) is to cause such Indebtedness for Borrowed Money or Contingent Obligations to become due prior to its stated maturity; or
     (g) (i) the Borrower or any of the Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, rehabilitation, conservatorship, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, liquidator, rehabilitator, custodian, conservator or other similar official for it or for all or any substantial part of its Property, or the Borrower or any of the Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of the Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of more than 60 days; or (iii) there shall be commenced against the Borrower or any of the Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (h) one or more judgments or decrees shall (i) be entered against the Borrower, (ii) not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof, and (iii) involve a liability (not paid or fully covered by insurance) of either (A) $50,000,000 or more, in the case of any single judgment or decree, or (B) $200,000,000 or more in the aggregate, in the case of all such judgments and decrees; or
     (i) LMHCI and LMGI shall at any time and for any reason whatsoever cease to own and control (either directly or through one or more wholly-owned Subsidiaries), both legally and beneficially, with full power to vote, at least fifty-one percent (51%) of the outstanding shares of capital stock of the Borrower of every class;
     (j) then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 7.01(g) above, with respect to the Borrower or any of the Significant Subsidiaries, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement or any of the other Loan Documents and all other Obligations shall immediately become due and payable and the Borrower shall Cash Collateralize the Outstanding Amount of any L/C Obligations, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (1) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (2) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement or any of the other Loan Documents and all other Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable, demand that the Borrower Cash Collateralize (and the Borrower shall Cash Collateralize) the Outstanding Amount of any L/C Obligations, and exercise all other rights and remedies available to it under applicable law. Except as expressly provided above in this Section 7.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
     7.02 Application of Funds.
     After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting L/C Issuer, and amounts payable under Section 2), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Fronting L/C Issuer, in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Fronting L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.04(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8. ADMINISTRATIVE AGENT
     8.01 Appointment and Authority. Each of the Lenders, the Fronting L/C Issuer and the Several L/C Agent hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders, the Fronting L/C Issuer and the Several L/C Agent, and the Borrower has no rights as a third party beneficiary of any of such provisions.
     8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Fronting L/C Issuer or the Several L/C Agent.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the making of a L/C Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Fronting L/C Issuer or the Several L/C Agent, as applicable, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Fronting L/C Issuer or the Several L/C Agent, as applicable, unless the Administrative Agent shall have received notice to the contrary from such Lender, the Fronting L/C Issuer or the Several L/C Agent, as applicable, prior to the making of such Loan or L/C Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting L/C Issuer, the Several L/C Agent and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Fronting L/C Issuer and the Several L/C Agent, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Fronting L/C Issuer, the Several L/C Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that the retiring Administrative Agent shall continue to hold any Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Fronting L/C Issuer or the Several L/C Agent, as applicable, directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger, Book Manager, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Fronting L/C Issuer or the Several L/C Agent hereunder.
     8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting L/C Issuer, the Several L/C Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting L/C Issuer, the Several L/C Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Fronting L/C Issuer and the Several L/C Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Fronting L/C Issuer or the Several L/C Agent, as applicable, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender, the Fronting L/C Issuer or the Several L/C Agent any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Fronting L/C Issuer or the Several L/C Agent to vote in respect of the claim of any Lender, the Fronting L/C Issuer or the Several L/C Agent in any such proceeding.
9. MISCELLANEOUS
     9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01 or Section 4.02 without the written consent of each Lender;
     (b) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.01) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, L/C Obligation or (subject to clause (iii) of the second proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;
     (e) change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change the definition of “Availability Date” without the written consent of each Lender; or
     (g) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting L/C Issuer or the Several L/C Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Fronting L/C Issuer or the Several L/C Agent, as applicable, under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Subsection 9.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, modified or waived in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     9.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number and promptly confirmed by telecopier transmission, as follows:
     (i) if to the Borrower, the Administrative Agent, the Fronting L/C Issuer or the Several L/C Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule II; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection (b) below, shall be effective as provided in such Subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders, the Fronting L/C Issuer and the Several L/C Agent may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Fronting L/C Issuer or the Several L/C Agent, as applicable, pursuant to Section 2 if such Lender, the Fronting L/C Issuer or the Several L/C Agent, as the case may be, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. The Borrower, the Administrative Agent, the Fronting L/C Issuer and the Several L/C Agent may change its address, telecopier, electronic email address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier, electronic email address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic borrowing notices, if expressly permitted hereunder) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     9.03 No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01for the benefit of all the Lenders, the Fronting L/C Issuer or the Several L/C Agent, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Fronting L/C Issuer or the Several L/C Agent, as applicable, from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Fronting L/C Issuer or the Several L/C Agent, as applicable) hereunder and under the other Loan Documents, (c) any Lender, the Fronting L/C Issuer or the Several L/C Agent from exercising setoff rights, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation, under the United States Bankruptcy Code; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 hereunder and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.06, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.
     9.04 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing or L/C Credit Extension, and shall continue in full force and effect as long as any Loan, L/C Obligation or any other Obligation hereunder shall remain unpaid or unsatisfied.
     9.05 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. Without duplication of the obligations of the Borrowers under Section 2.17, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Fronting L/C Issuer, the Several L/C Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Fronting L/C Issuer or the Several L/C Agent, as applicable, to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not any Indemnitee is a party thereto and whether or not caused by or arising, in part, out of the comparative or contributory negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee, unless such claim is determined adversely to the Borrower by a final and nonappealable judgment of a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Fronting L/C Issuer, the Several L/C Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Fronting L/C Issuer, the Several L/C Agent or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, against the Fronting L/C Issuer or Several L/C Agent, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Fronting L/C Issuer or the Several L/C Agent in connection with such capacity.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each of the parties hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations for a period of four (4) years.

     9.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender, or the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors, conservatorship or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     9.07 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Fronting L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Subsection 9.07(b), (ii) by way of participation in accordance with the provisions of Subsection 9.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 9.07(f), or (iv) to an SPC in accordance with the provisions of Subsection 9.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 9.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loans (including for purposes of this Subsection (b), participations in L/C Obligations) at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than

$5,000,000 (or an integral multiple of $1,000,000 in excess thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Competitive Loans;
     (iii) any assignment of a Commitment must be approved by the Administrative Agent and the Fronting L/C Issuer (which consents shall not be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
     (v) if applicable, the Several L/C Agent shall have delivered to the respective beneficiaries of outstanding Several Letters of Credit amendments which reflect any changes in the Lenders and/or the Commitment Percentages resulting from such assignment.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and participations in L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative

Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower, the Fronting L/C Issuer and the Several L/C Agent at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of or notice to the Borrower or the Administrative Agent (except as required by the definition of Eligible Assignee), sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant. Subject to Subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 9.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of common law setoff rights as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not incorporated under the laws of the United States or a State thereof shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 2.16(b) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower or the Administrative Agent and without the payment of any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as Fronting L/C Issuer and/or Several L/C Agent after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Subsection (b) above, it may, upon 30 days’ notice to the Borrower and the Lenders, resign as Fronting L/C Issuer and/or Several L/C Agent. In the event of any such resignation as Fronting L/C Issuer and/or Several L/C Agent, the Borrower shall be entitled to appoint from among the Lenders a successor Fronting L/C Issuer and/or Several L/C Agent hereunder with the consent of the Lender so appointed; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Fronting L/C Issuer and/or Several L/C Agent. If Bank of America resigns as Fronting L/C Issuer and/or Several L/C Agent, it shall retain all the rights, powers, privileges and duties of the Fronting L/C Issuer and/or Several L/C Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting L/C Issuer and/or Several L/C Agent and all L/C Obligations with respect thereto (including its rights under Subsection 2.04(c)). Upon the appointment of a successor Fronting L/C Issuer and/or Several L/C Agent, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Bank of America as resigning Fronting L/C Issuer and/or Several L/C Agent, and (b) the successor Fronting L/C Issuer and/or Several L/C Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     9.08 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, to the extent permitted by applicable law, each of the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent and the Lenders agrees to give the Borrower notice promptly after receipt of a subpoena or similar legal process requiring such disclosure and to permit the Borrower to contest such disclosure at its own expense and without cost or exposure to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, through appropriate legal proceedings) (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section 9.08, “Information” means all information received from the Borrower relating to LMHCI, the Borrower, any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Materials”) by posting the Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its securities, and who may be engaged in investment and other market-related activities with respect to the Borrower’s securities. The Borrower hereby agrees that (w) all Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders

to treat such Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Materials constitute Information, they shall be treated as set forth in this Section 9.08); (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     Notwithstanding anything contained herein that may be to the contrary, the Borrower shall be permitted to deliver a copy of this Agreement to S&P, Moody’s and any other rating agency and to discuss this Agreement with such rating agencies.
     THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, the Fronting L/C Issuer, the Several L/C Agent, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, the Fronting L/C Issuer, the Several L/C Agent, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     9.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     9.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     9.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.12 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY, OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MASSACHUSETTS, OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND OF ANY APPELLATE COURT FROM ANY OF SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS OR NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     9.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     9.14 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender), the Fronting L/C Issuer and the Several L/C Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     9.15 No Advisory or Fiduciary Responsibility
     . In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person, and (ii) neither the Administrative Agent, the Arranger nor the Lenders have any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and neither the Administrative Agent, the Arranger nor the Lenders have any obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Remainder of page intentionally left blank]

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

LIBERTY MUTUAL AGENCY CORPORATION, As Borrower
By:	/s/ Michael J. Fallon
	Name:	Michael J. Fallon
	Title:	Chief Financial Officer

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Bridgett J. Manduk
	Name:	Bridgett J. Manduk
	Title:	Assistant Vice President

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

BANK OF AMERICA, N.A., as a Lender, the Fronting L/C Issuer and Several L/C Agent
By:	/s/ Scott W. Reynolds
	Name:	Scott W. Reynolds
	Title:	Vice President

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

BNP PARIBAS, as a Lender
By:	/s/ Phil Truesdaly
	Name:	Phil Truesdaly
	Title:	Managing Director

BNP PARIBAS, as a Lender
By:	/s/ Riad Jafarov
	Name:	Riad Jafarov
	Title:	Vice President

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

CITIBANK, N.A., as a Lender
By:	/s/ Cynthia Priest
	Name:	Cynthia Priest, CFA
	Title:	Vice President

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ John McGill
	Name:	John McGill
	Title:	Director

By:	/s/ Michael Campites
	Name:	Michael Campites
	Title:	Vice President

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Michael E. Murray
	Name:	Michael E. Murray
	Title:	Executive Director JPMorgan Chase Bank, N.A.

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, NEW YORK BRANCH, as a Lender
By:	/s/ Glenn Schuermann
	Name:	Glenn Schuermann
	Title:	Authorized Signatory

Signature Page to that certain Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and certain Lenders party thereto.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Robert C. Meyer
	Name:	Robert C. Meyer
	Title:	Managing Director

SCHEDULE I to
Revolving Credit Agreement
COMMITMENTS

		Commitment
Lender	Commitment	Percentage
Bank of America, N.A.	$32,000,000	16.000000000%
BNP Paribas	$28,000,000	14.000000000%
Citibank, N.A.	$28,000,000	14.000000000%
Deutsche Bank AG New York Branch	$28,000,000	14.000000000%
JPMorgan Chase Bank, N.A.	$28,000,000	14.000000000%
Morgan Stanley Bank, N.A.	$14,000,000	7.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$14,000,000	7.000000000%
Wells Fargo Bank, National Association	$28,000,000	14.000000000%
Total	$200,000,000	100.000000000%

SCHEDULE II to
Revolving Credit Agreement
ADDRESSES FOR NOTICES

Borrower:	Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, Massachusetts 02117
Attention: Treasurer
Attention: General Counsel

with a copy to:

Liberty Mutual Group Inc.
175 Berkeley Street
Boston, Massachusetts 02117
Attention: Deputy General Counsel, Corporate Services
Attention: Treasurer

Administrative Agent:	(for payments and requests for Loans)
Bank of America, N.A.
2001 Clayton Road, Building B
CA4-702-02-25
Concord, CA 94520
Attention: Kendra McWhite
Telephone: 925-675-8057
Telecopier: 888-985-9252
Electronic Mail: kendra.n.mcwhite@bankofamerica.com
Account No. 3750836479
Ref: Liberty Mutual Agency Corporation
ABA #026009593

(for other notices)
Bank of America, N.A.
Agency Management
1455 Market Street
CA5-701-05-19
San Francisco, CA 94103-1399
Attention: Aamir Saleem
Telephone: 415-436-2769
Telecopier: 415-503-5089
Electronic Mail: aamir.saleem@bankofamerica.com

Fronting L/C Issuer:	Bank of America, N.A.
Trade Operations — Pennsylvania
1 Fleet Way
Scranton, PA 18507

Mail Code: PA6-580-02-30
Attention: Michael A. Grizzanti
Telephone: 570-330-4214
Fax: 800-755-8743
Electronic Mail: michael.a.grizzanti@bankofamerica.com

Several L/C Agent:	Bank of America, N.A.
Trade Operations — Pennsylvania
1 Fleet Way
Scranton, PA 18507
Mail Code: PA6-580-02-30
Attention: Michael A. Grizzanti
Telephone: 570-330-4214
Fax: 800-755-8743
Electronic Mail: michael.a.grizzanti@bankofamerica.com

SCHEDULE III to
Revolving Credit Agreement
None

SCHEDULE IV to
Revolving Credit Agreement
Peerless Insurance Company
Ohio Casualty Insurance Company
Safeco Insurance Company of America

Exhibit A
PROMISSORY NOTE

Boston, Massachusetts	[Date]
     FOR VALUE RECEIVED, the undersigned, LIBERTY MUTUAL AGENCY CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of                                          (the “Lender”) at the office of Bank of America, N.A., located at 1455 Market Street, San Francisco, California 94103, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to Section 2.01 of the Agreement hereinafter referred to. The principal amount of each Revolving Credit Loan evidenced hereby shall be payable on the Termination Date (or on such earlier date as set forth in the Agreement). The Borrower further agrees to pay interest at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, the Agreement.
     In addition to any method set forth in the Agreement for recording the Revolving Credit Loans made by the holder of this Note, the holder of this Note is hereby authorized to endorse on the Schedules annexed hereto and made a part hereof (or on a continuation thereof which shall be attached hereto and made a part hereof) the date, Type and amount of each Revolving Credit Loan made by the Lender pursuant to Section 2.01 of the Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Revolving Credit Loans, the length of each Interest Period with respect thereto, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Revolving Credit Loan.
     This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of May 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among the Borrower, the Lender, the other banks and financial institutions from time to time parties thereto as Lenders thereunder and Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and is subject to optional prepayment as set forth therein. Terms used herein which are defined in the Agreement shall have such defined meanings unless otherwise defined herein. The undersigned hereby agrees to pay costs and expenses incurred by the holder of this Note in connection with the enforcement of its rights and remedies under the Agreement and this Note, all as provided in the Agreement.
     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

LIBERTY MUTUAL AGENCY CORPORATION
By:
Name:
Title:

EXHIBIT B
FORM OF COMPETITIVE BID REQUEST
Bank of America, N.A.,
as Administrative Agent for the Lenders
referred to below
1455 Market Street
San Francisco, CA 94103

Attention: Aamir Saleem	, 20___
Ladies and Gentlemen:
     The undersigned, Liberty Mutual Agency Corporation (the “Borrower”), refers to the Revolving Credit Agreement, dated as of May 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among the Borrower, the Lenders named therein and Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice pursuant to Subsection 2.03(b) of the Agreement that it requests a Competitive Borrowing under the Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)	Date of Competitive Borrowing
(which is a Business Day)

(B)	Principal Amount of
Competitive Borrowing1/

(C)	Interest rate basis2/

(D)	Interest Period and the last
day thereof3/

1/	Not less than $5,000,000 (and in multiples of $1,000,000 in excess thereof) and not greater than the excess, if any, of the aggregate Commitments of all Lenders currently in effect over the Outstanding Amount of all Loans and L/C Obligations immediately prior to the making of such requested Competitive Borrowing (and after giving effect to the use of proceeds thereof).

2/	Eurodollar Competitive Loan or Fixed Rate Loan.

3/	Which shall be subject to the provisions of the definition of “Interest Period” and end on or before the Termination Date.

Page1

     Upon acceptance of any or all the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.03 of the Agreement have been satisfied.

Very truly yours, LIBERTY MUTUAL AGENCY CORPORATION
By:
Name:
Title:

EXHIBIT C
FORM OF INVITATION FOR COMPETITIVE BID
[Name of Lender]
[Address]

Attention:	, 20___
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement, dated as of May 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Liberty Mutual Agency Corporation (the “Borrower”), the Lenders named therein and Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower made a Competitive Bid Request on ___, 20___, pursuant to Subsection2.03(b) of the Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1/ Your Competitive Bid must comply with Subsection2.03(d) of the Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)	Date of Competitive Borrowing

(B)	Principal Amount of Competitive
Borrowing

(C)	Interest rate basis2/

(D)	Interest Period and the last
day thereof3/

Very truly yours, Bank of America, N.A., as Administrative Agent
By:
Name:
Title:

1/	The Competitive Bid must be received by the Agent (i) in the case of Eurodollar Competitive Loans, no later than 10:30 A.M. (Boston time) three Business Days prior to the proposed date of Borrowing, and (ii) in the case of Fixed Rate Loans, no later than 10:30 A.M. (Boston time) on the date of the proposed Borrowing.

2/	Eurodollar Competitive Loan or Fixed Rate Loan.

3/	Which shall be subject to the provisions of the definition of “Interest Period” and end on or before the Termination Date.

EXHIBIT D
FORM OF COMPETITIVE BID
Bank of America, N.A.,
as Administrative Agent for the
Lenders referred to below
1455 Market Street
San Francisco, CA 94103

Attention: Aamir Saleem	, 20___
Ladies and Gentlemen:
     The undersigned, [Name of Lender], refers to the Revolving Credit Agreement, dated as of May 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Liberty Mutual Agency Corporation (the “Borrower”), the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The undersigned hereby makes a Competitive Bid pursuant to Subsection 2.03(d) of the Agreement, in response to the Competitive Bid Request made by the Borrower on ___, 20___, and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)	Date of Competitive Borrowing

(B)	Principal Amount1/

(C)	Competitive Bid Rate2/

(D)	Interest Period and last
day thereof

1/	Principal Amount (a) may be greater than, equal to or less than the Commitment of the quoting Lender, (b) must be in a minimum principal amount of $5,000,000 or a multiple of $1,000,000 in excess thereof, (c) may not exceed the principal amount of Competitive Loans for which offers were requested, and (d) may be subject to limitation as to the maximum aggregate principal amount of Competitive Loans for which offers made by such quoting Lender may be accepted. Up to five bids will be accepted by the Administrative Agent.

2/	i.e., Eurodollar Rate + or — ___% (specified in increments of 1/10,000th of 1%), in the case of Eurodollar Competitive Loans or ___% (specified in increments of 1/10,000th of 1%), in the case of Fixed Rate Loans.

     The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Subsection 2.03(f) of the Agreement.

Very truly yours, [NAME OF LENDER]
By:
Name:
Title:

EXHIBIT E
FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER
                    , 20__
Bank of America, N.A.,
as Administrative Agent for the
Lenders referred to below
1455 Market Street
San Francisco, CA 94103
Attention: Aamir Saleem
Ladies and Gentlemen:
     The undersigned, Liberty Mutual Agency Corporation (the “Borrower”), refers to the Revolving Credit Agreement, dated as of May 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among the Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent.
     In accordance with Subsection 2.03(e) of the Agreement, we have received a summary of bids in connection with our Competitive Bid Request, dated                     , 20___, and in accordance with Subsection 2.03(f) of the Agreement, we hereby accept the following bids:

Principal Amount	Fixed Rate/Margin	Maturity Date	Lender
$	[%]/[+/-._%]
     We hereby reject the following bids:

Principal Amount	Fixed Rate/Margin	Maturity Date	Lender
$	[%]/[+/-._%]
$
     The $                     should be deposited in Bank of America, N.A. account number [          ] on [date].

Very truly yours, LIBERTY MUTUAL AGENCY CORPORATION
By:
Name:
Title:

EXHIBIT F
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Liberty Mutual Agency Corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Revolving Credit Agreement, dated as of May 12, 2010, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent.

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate
Amount of
	Commitments /		Percentage Assigned
Facility	Loans for all	Amount of Commitment /	of Commitment /		CUSIP
Assigned	Lenders[2]	Loans Assigned[2]	Loans[3]		Number
Revolving Credit Agreement	$	$		%

[7.	Trade Date: ][4]
     Effective Date:                                         , 20 ___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]5 Accepted:
BANK OF AMERICA, N.A.,
as   Administrative Agent [and Fronting L/C Issuer]

By:
Title:

[Consented to:][6] LIBERTY MUTUAL AGENCY CORPORATION
By:
Title:

[5]	To be added only if the consent of the Administrative Agent and/or the Fronting L/C Issuer is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
LIBERTY MUTUAL AGENCY CORPORATION
REVOLVING CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not organized under the laws of the United States of America or a State thereof, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts.

EXHIBIT G
FORM OF OPINION
May 12, 2010
To the Lenders from time to time party
  to the Credit Agreement referred to below
c/o Bank of America, N.A., as Administrative Agent
1455 Market Street
San Francisco, California 94103
     Re: Liberty Mutual Agency Corporation
     I am an attorney on the legal staff of Liberty Mutual Insurance Company and have acted as counsel for Liberty Mutual Agency Corporation (the “Borrower”) in connection with the preparation of the Revolving Credit Agreement (the “Credit Agreement”), dated as of May 12, 2010, among the Borrower, the Lenders party thereto, and Bank of America, N.A., as administrative agent for such Lenders and as the Fronting L/C Issuer Several L/C Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
     In connection with the legal opinions hereinafter expressed, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of executed copies of the Credit Agreement and each of the Notes. In addition, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such Instruments and certificates of public officials, officers and representatives of the Borrower and such other Persons, and such corporate records of the Borrower, and I have made such investigations of law, as I have deemed appropriate as a basis for the legal opinions expressed below. As to various questions of fact material to this legal opinion, I have relied with your permission and without independent verification upon the representations made in the Credit Agreement and upon certificates of and discussions with officers and other representatives of the Borrower. In rendering the legal opinions hereinafter set forth, I have assumed with your permission and without independent verification (i) the authenticity of all documents and Instruments submitted to me as copies, (ii) the genuineness of all signatures (other than those of Persons signing on behalf of the Borrower), (iii) the power and authority of the parties to the Credit Agreement (other than the Borrower) to execute, deliver and perform the Credit Agreement, (iv) that the Credit Agreement has been duly authorized, executed and delivered by each party thereto (other than the Borrower) and is the legal, valid and binding obligation of each party thereto (other than the Borrower), enforceable against each such other party in accordance with its terms, (v) that each such other party is in compliance with all applicable state and federal laws regulating lenders or the conduct of their business, and (vi) that all parties to the transactions contemplated by the Credit Agreement have acted and will continue to act in good faith.
     As used in this opinion letter, the expressions “to my knowledge,” “to the best of my knowledge” or “of which I have knowledge,” means as to matters of fact that, based on actual knowledge, and after an examination of documents referred herein and after inquiries of certain officers of the Borrower, no facts have been disclosed to me that have caused me to conclude that the opinions expressed are factually incorrect; but beyond that I have made no factual investigation for the purposes of rendering this opinion letter. Specifically, but without limitation, (i) I have conducted no independent investigation of the matters set forth in connection therewith (including, without limitation, no search of dockets, records or other matters) and (ii) I have not conducted a litigation search or other search or investigation with respect to any pending items of litigation or orders or decrees.
     Based upon my examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Credit Agreement and Notes, I am of the opinion that as of the date hereof:
     1. Each of the Borrower and its Significant Subsidiaries (a) is validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own its Property and to conduct the business in which it is currently engaged, and (c) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that any failures so to be duly qualified or in good standing could not have a Materially Adverse Effect.
     2. The Borrower has the corporate power and authority and the legal right to make, deliver and perform the Credit Agreement and to perform each of the Notes and to borrow and incur L/C Obligations under the Credit Agreement; the Borrower has taken all necessary corporate action to authorize the borrowings and incurrences of L/C Obligations on the terms and conditions of the Credit Agreement and the Notes; and the Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and each of the Notes. Except as has been given or made, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or, to the best of my knowledge, any other Person, is required in connection with the borrowings and incurrences of L/C Obligations by the Borrower under the Credit Agreement and the Notes or with the execution and delivery of the Credit Agreement, or the performance, validity or enforceability of the Credit Agreement or the Notes. The Credit Agreement has been duly executed and delivered on behalf of the Borrower. The Credit Agreement and the Notes constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     3. The execution and delivery of the Credit Agreement, the performance of the Credit Agreement and each of the Notes, the borrowings and incurrences of L/C Obligations thereunder, and the use of proceeds thereof, all as contemplated in the Credit Agreement, will not violate, to the best of my knowledge, any Contractual Obligation of the Borrower or any Applicable Laws, or result in or require the creation or imposition of any Lien on any of the Properties or revenues of the Borrower pursuant to any Contractual Obligation of the Borrower, except to the extent that any such violation of any Contractual Obligation or any Applicable Laws or creation or imposition of Liens could not reasonably be expected to have a Materially Adverse Effect.
     4. Except as disclosed in the financial statements or notes thereto delivered by the Borrower to the Administrative Agent pursuant to Section 3.01(b) or Section 3.01(c) of the Credit Agreement, to the best of my knowledge, there is no litigation, investigation or proceeding of or before any court or other Governmental Authority pending or, to my knowledge threatened by or against the Borrower or any of its Significant Subsidiaries or against any of their Properties or revenues (a) with respect to the Credit Agreement, the Notes or any of the transactions contemplated thereby, or (b) which involves a probable risk of an adverse determination which could reasonably be expected to have a Materially Adverse Effect.
     5. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     My opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:
          (A) The legality, validity, binding nature and enforceability of the Borrower’s obligations under the Credit Agreement and the Notes may be subject to or limited by (1) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies; and (3) the effect of court decisions and statutes which indicate that provisions of the Credit Agreement and the Notes which permit you to take action or make determinations may be subject to a requirement that such action be taken or such determination be made on a reasonable basis in good faith or that it be shown that such action is reasonably necessary for your protection.
          (B) I express no opinion as to the enforceability under certain circumstances of any provisions indemnifying a party against, or requiring contributions toward, that party’s liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or prohibited by law.
          (C) I express no opinion as to the enforceability under certain circumstances of any provisions prohibiting waivers of any terms of the Credit Agreement and the Notes other than in writing, or prohibiting oral modifications thereof or modification by course of dealing. In addition, my opinion is subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts.
          (D) I express no opinion as the effect of any law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.
          (E) I express no opinion, and none should be inferred, as to (i) your compliance with any Federal or state law relating to your legal or regulatory status or the nature of your business, (ii) foreign, federal or state income tax, franchise or other laws, rules or regulations relating to taxation, (iii) compliance with any federal or state securities laws or regulations, (iv) the accuracy of any matter of fact or law set forth in the Credit Agreement or Notes, except to the extent that any such matter is also set forth as part of my opinions above, or (v) any documents (including exhibits to the Credit Agreement or Notes) or the effect thereof other than the Credit Agreement or Notes.
          (F) I express no opinion as to:
               (1) The enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law;

               (2) The enforceability under certain circumstances of provisions to the effect that rights or remedies may not be exercised without notice, that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that election of a particular remedy or remedies does not preclude recourse to one or more remedies; and
               (3) Any provision of the Credit Agreement or Notes that purports to exclude conflict of law principles.
          (G) My opinions set forth in paragraph 1 are based (i) for the Borrower on a certificate of good standing, dated May ___, 2010, of the Secretary of The State of Delaware and (ii) for each Significant Subsidiary on certificate(s) of existence and/or good standing, dated May ___, 2010, of the applicable Governmental Authority in the state of its organization.
          (H) My opinions set forth in paragraph 2 with respect to the corporate power and authority of the Borrower to conduct, execute and deliver the Credit Agreement and Notes and consummate the transactions contemplated thereby are based on my review of the laws of the State of Delaware, as well as the Articles of Organization, the Bylaws, and the resolutions of the Board of Directors, as certified as of the date hereof, by an officer of the Borrower.
     My opinions expressed herein are subject to the qualification that I express no opinion as to any obligation of the Borrower under the Credit Agreement or the Notes to the extent that such obligation might be deemed to be inconsistent with public policy.
     I draw your attention to the fact that the Borrower is a Delaware corporation. My opinions expressed herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the general laws of the United States of America which are specifically referenced herein or which, in my experience, are normally applicable to insurance companies and/or to general business corporations which are not engaged in regulated business activities, and to transactions of the type contemplated by the Credit Agreement and the Notes (without having made any investigation as to any other laws), and I do not express any opinion herein concerning the laws of any other jurisdiction or any other laws. I have not examined the question of what law would govern the interpretation or enforcement of the Credit Agreement and Notes, and my opinion with regard to the validity, binding nature and enforceability of the Credit Agreement and Notes is based upon the assumption that the internal laws of The Commonwealth of Massachusetts would govern the provisions thereof.
     This opinion is being rendered to you as of the date set forth above. My opinions are limited to the specific issues addressed herein and are limited to documents, laws and facts existing on the date hereof. I assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinions expressed herein.

     My opinions herein have been furnished at your request and are solely for your benefit in connection with the transactions contemplated by the Credit Agreement and the Notes and may not be otherwise distributed or relied upon by any other person or entity or quoted or reproduced, in whole or in part, in any other document or filed with any Governmental Authority without my prior written consent.
Very truly yours,
Helen E. McL. O’Rourke

EXHIBIT H
SEVERAL LETTER OF CREDIT
Date:
[IRREVOCABLE DOCUMENTARY CREDIT NO.                    ]
[Beneficiary]
[Address]
Ladies and Gentlemen:
We, the issuing banks listed below (hereinafter referred to individually as a “Letter of Credit Bank,” and collectively as the “Letter of Credit Banks”), hereby establish in your favor for the account of                      this clean Irrevocable Letter of Credit No.                      in the amount up to but not exceeding the Letter of Credit Amount (as defined below).
This Letter of Credit is not subject to any condition or qualifications not set forth herein.
The maximum liability of each Letter of Credit Bank with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

MAXIMUM SHARE OF
LETTER OF CREDIT
LETTER OF CREDIT BANK	COMMITMENT SHARE	AMOUNT
[Lender]	%	U.S.$
[Lender]	%	U.S.$
[Lender]	%	U.S.$
TOTAL	100%	U.S.$
The obligations of the Letter of Credit Banks hereunder are several and not joint, and no Letter of Credit Bank shall be responsible or otherwise liable for the failure of any other Letter of Credit Bank to perform its obligations hereunder, nor shall the failure of any Letter of Credit Bank to perform its obligations under this Letter of Credit relieve any other Letter of Credit Bank of its obligations hereunder. Bank of America, N.A., in its capacity as the Several L/C Agent, shall have no liability for the obligations of any Letter of Credit Bank hereunder.

Each drawing honored by the Letter of Credit Banks shall reduce the Letter of Credit Amount pro tanto.
Subject to the further provisions of this Letter of Credit, demands for payment may be made by you on or prior to the Expiration Date (as defined below) from time to time hereunder by presentation to Bank of America, N.A., as agent and attorney-in-fact for the Letter of Credit Banks (in such capacity, the “Several L/C Agent”) of a draft signed by a person purporting to be your authorized officer. Such draft shall be presented at the Several L/C Agent’s office located at 1 Fleet Way, Scranton, Pennsylvania, 18507.
We the Letter of Credit Banks listed herein hereby agree that all demands for payment hereunder made in compliance with the terms of this Letter of Credit will be duly honored by us upon delivery of the draft as specified above and if presented at the Several L/C Agent’s aforesaid office on or before the Expiration Date hereof. Each drawing under this Letter of Credit shall be remitted to you in accordance with your instructions. The obligation of the Letter of Credit Banks to honor demands for payment is not contingent upon reimbursement with respect thereto.
As used in this Letter of Credit:
(a) “Business Day” means any day other than a Saturday, a Sunday and any day on which banking institutions in Pennsylvania are authorized by law to close.
(b) “Letter of Credit Amount” means $                    .
Only you may make a drawing under this Letter of Credit. Upon payment to you of its Commitment Share of the Letter of Credit Amount specified in a demand presented hereunder, a Letter of Credit Bank shall be fully discharged of its obligation under this Letter of Credit to the extent of its Commitment Share of such demand and such Letter of Credit Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand.
The term “you” as used herein includes any successor to you by operation of law. If a court of law appoints a successor in interest to you, then the term “you” includes, and, if the Several L/C Agent has written notice thereof, is limited to, any court-appointed receiver (including any conservator, rehabilitator or liquidator).
This Letter of Credit shall expire on the earlier of 5:00 p.m. (                     time) on                     , 20      [; provided, however, that such date (or any extended date) shall be extended for one year unless at least 30 days prior to such date (or such extended date) the Several L/C Agent has given you prior written notice of non-extension at your address above or at such address as you may have provided us with prior notice thereof] (such date, as so extended, shall be called the “Expiration Date”). No drawing may be made by you after the Expiration Date.
This Letter of Credit is not transferable. This Letter of Credit is subject to the International Standby Practices 98 (International Chamber of Commerce Publication No. 590) (“ISP98”), and, as to matters not covered by the ISP98, shall be subject to the laws of the State of [                    ]; except that, if this Letter of Credit expires on a day that the Several L/C Agent is closed and presentation is not timely made because of the closure as described in Rule 3.14 of the ISP98, the Several L/C Agent hereby agrees to effect payment (to the extent of funds provided by the Letter of Credit Banks), if this Letter of Credit is drawn against otherwise in compliance with the terms and conditions hereof, within thirty (30) days after the Several L/C Agent reopens its business. In the event of any conflict, the laws of the State of [                    ] will control.
All drafts presented to us in connection with any demand for payment hereunder, as well as all notices and other communications to us in respect of this Letter of Credit, shall be in writing and addressed and presented to the Several L/C Agent at 1 Fleet Way, Scranton, Pennsylvania, 18507, Attention: Letter of Credit Department, and shall make specific reference to the Several L/C Agent’s Letter of Credit number for this Letter of Credit.
This Letter of Credit may be amended by the Several L/C Agent and without your consent to delete a Letter of Credit Bank, add a Letter of Credit Bank, or change Commitment Shares; provided that such amendment does not decrease the Letter of Credit Amount or the aggregate liability of the Letter of Credit Banks in respect of the Letter of Credit Amount.
If you require any assistance or have any questions regarding this transaction, please call [                    ].

Very truly yours,

BANK OF AMERICA, N.A, as Several L/C Agent, on behalf of the Letter of Credit Banks

By:

Name:

Title:

EXHIBIT I
COMMITMENT INCREASE REQUEST
     This Commitment Increase Request (this “Commitment Increase Request”) is executed and delivered by Liberty Mutual Agency Corporation, a Delaware corporation (the “Borrower”) to Bank of America, N.A., as administrative agent (the “Administrative Agent”), pursuant to that certain Revolving Credit Agreement (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”) dated as of May 12, 2010, entered into by and among the Borrower, the Administrative Agent, and the Lenders named therein. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Borrower hereby requests an increase in the aggregate Commitments pursuant to Section 2.19 of the Credit Agreement from $                     to $                    * (the “Commitment Increase”), and that the Commitment Increase be effective on                     , 20     . The Borrower hereby requests that the following Lenders [and Eligible Assignees] be requested to increase [or provide] their Commitments in the following amounts and that each such Lender [or Eligible Assignee] respond no later than 5:00 P.M. on                     , 20      , specifying whether such Lender [or Eligible Assignee] agrees to increase [or provide] its Commitment, and if so, whether by an amount equal to, greater than, or less than the indicated amount:

Requested Increase in
[or Requested Amount
Lender [or Eligible Assignee]	Existing Commitment	of] Commitment
	$	$
	$	$
	$	$
Remainder of Page Intentionally Left Blank.
Signature Page(s) Follow(s).

*	Amount of Commitment Increase must be in integral multiples of $25,000,000 and after giving effect to all such increases, the aggregate Commitments shall not exceed $600,000,000.

     This Commitment Increase Request is executed on                     , 20     .

LIBERTY MUTUAL AGENCY CORPORATION
By:
Name:
Title:

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
          THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into as of July 7, 2010 among LIBERTY MUTUAL AGENCY CORPORATION, a Delaware corporation (the “Borrower”), and the Lenders party to the Credit Agreement (hereinafter defined), and is acknowledged by BANK OF AMERICA, N.A., as the Administrative Agent for the Lenders.
          The Borrower, the Lenders, the Administrative Agent, the Fronting L/C Issuer and the Several L/C Agent are party to the Revolving Credit Agreement dated as of May 12, 2010 (the “Credit Agreement”), and have agreed, upon the following terms and conditions, to amend the Credit Agreement. Accordingly, for valuable and acknowledged consideration, the Borrower and the Lenders agree, and the Administrative Agent acknowledges, as follows:
          1. Terms and References. Unless otherwise stated in this Amendment, (a) terms defined in the Credit Agreement have the same meanings when used in this Amendment and (b) references to “Sections” are to the Credit Agreement’s sections.
          2. Amendment. Section 7.01(i) of the Credit Agreement is amended to read in its entirety as follows:
     (i) LMHCI and LMGI shall at any time and for any reason whatsoever cease to own and control (either directly or indirectly), both legally and beneficially, with full power to vote, at least fifty-one percent (51%) of the outstanding shares of capital stock of the Borrower;
     3. Conditions Precedent to Effectiveness of Amendment. This Amendment shall not be effective until the Administrative Agent receives: (a) counterparts of this Amendment executed by the Borrower, the Majority Lenders and the Administrative Agent; (b) payment of all reasonable expenses, including reasonable legal fees and expenses of counsel to the Administrative Agent, incurred by the Administrative Agent in connection with this Amendment, to the extent invoiced to the Borrower on or prior to the date hereof; and (c) such other agreements, documents, instruments and items as the Administrative Agent may reasonably request, including, without limitation, documents evidencing the due authorization of the execution, delivery and performance by the Borrower of this Amendment, the incumbency of the officer of the Borrower executing this Amendment, and any other matters relevant thereto.
     4. Representations. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows: (a) the execution, delivery and performance by the Borrower of this

Amendment and the Credit Agreement, as amended hereby, have been duly authorized by all necessary corporate action; (b) all representations and warranties made or deemed made by the Borrower and Liberty Mutual in the Credit Documents are true and correct in all material respects as of the date hereof; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.
          5. Effect of Amendment. This Amendment is a Loan Document. Except as expressly modified and amended by this Amendment, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect. If any part of this Amendment is for any reason found to be unenforceable, all other portions of it shall nevertheless remain enforceable. The Loan Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Credit Agreement are hereby amended so that any reference to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.
     6. Expenses. The Borrower shall pay all reasonable fees and expenses paid or incurred by the Administrative Agent incident to this Amendment, including, without limitation, the reasonable fees and expenses of the Administrative Agent’s counsel in connection with the negotiation, preparation, delivery and execution of this Amendment and any related documents.
     7. Governing Law. This Amendment shall be governed by and construed in accordance with and be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles.
     8. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.
     9. Parties. This Amendment binds and inures to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective permitted successors and assigns.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGES FOLLOW.]

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

LIBERTY MUTUAL AGENCY CORPORATION, as the Borrower
By:	/s/

Name:

Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

BANK OF AMERICA, N.A., as a Lender

By:	/s/

Name:

Title:

ACKNOWLEDGED:

BANK OF AMERICA, N.A., as the Administrative Agent

By:	/s/

Name:

Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

BNP PARIBAS, as a Lender

By:	/s/
Name:
Title:

BNP PARIBAS, as a Lender

By:	/s/
Name:
Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

CITIBANK, N.A., as a Lender

By:	/s/
Name:
Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.
          DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/
Name:
Title:

By:	/s/
Name:
Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/
Name:
Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/
Name:
Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, NEW YORK BRANCH, as a Lender

By:	/s/
Name:
Title:

     Signature Page to that certain First Amendment to Revolving Credit Agreement dated as of the date first set forth above, among Liberty Mutual Agency Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, and certain Lenders party thereto.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/
Name:
Title: